UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
________________________________________

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________________________________________
GOLDEN ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6595 S. Jones Boulevard
Las Vegas, Nevada 89118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 26, 2022

To the Shareholders of Golden Entertainment, Inc.:
You are cordially invited to attend the 2022 annual meeting of shareholders of Golden Entertainment, Inc. (“Annual Meeting”) to be held virtually via live webcast at proxydocs.com/GDEN at 4:00 p.m. Pacific Time on Thursday, May 26, 2022, for the following purposes:
1.To elect the following six director nominees to hold office until our next annual meeting of shareholders or until their successors have been elected and qualified: Blake L. Sartini, Andy H. Chien, Ann D. Dozier, Mark A. Lipparelli, Anthony A. Marnell III and Terrence L. Wright;
2.To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement (the “Say on Pay Proposal”);
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
4.To transact other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We are hosting a virtual Annual Meeting conducted exclusively online via live webcast. You will be able to attend the Annual Meeting and vote and submit questions during the Annual Meeting via the live webcast. In order to attend, you must register in advance at proxydocs.com/GDEN prior to the deadline of May 24, 2022 at 2:00 p.m. Pacific Time. Upon completing registration, you will receive further instructions via email, including a unique link to allow you access to the Annual Meeting. Please be sure to follow the instructions found on your Proxy Card and subsequent instructions that will be delivered to you via email.
Only shareholders of record at the close of business on April 1, 2022, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. Your vote is very important. Whether or not you expect to attend the Annual Meeting via the live webcast, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the Annual Meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

By Order of the Board of Directors

Blake L. Sartini
Chairman of the Board and Chief Executive Officer
April 13, 2022

GOLDEN ENTERTAINMENT, INC.
6595 S. Jones Boulevard
Las Vegas, Nevada 89118
PROXY STATEMENT

Annual Meeting of Shareholders to be Held
May 26, 2022
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Golden Entertainment, Inc. to be used at our 2022 annual meeting of shareholders (“Annual Meeting”) to be held at 4:00 p.m. Pacific Time on Thursday, May 26, 2022, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The Annual Meeting will be completely virtual. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast at proxydocs.com/GDEN. The approximate date on which this proxy statement and the accompanying proxy are first being furnished or sent to our shareholders of record entitled to vote at the Annual Meeting is on or about April 13, 2022. As used in this proxy statement, the terms “Golden,” “we,” “us,” “our,” “ours” and the “Company” refer to Golden Entertainment, Inc. and its wholly owned subsidiaries.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2022:
The proxy materials for the Annual Meeting, including this proxy statement and our 2021 annual report to shareholders, are available over the internet at www.proxydocs.com/GDEN.
GENERAL INFORMATION
ABOUT THE ANNUAL MEETING AND VOTING
You are being sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. All shareholders who find it convenient to do so are cordially invited to attend the Annual Meeting via the live webcast. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card so that it is received by 11:59 p.m. Eastern Time the day before the meeting date.
In accordance with the “notice and access” rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record (the “full set delivery” option), we are furnishing proxy materials to our shareholders over the internet (the “notice only” option). A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. We believe the “notice only” process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of the Annual Meeting.
In order to attend the Annual Meeting via the live webcast, you must register in advance at proxydocs.com/GDEN prior to the deadline of May 24, 2022 at 2:00 p.m. Pacific Time. Upon completing registration, you will receive further instructions via email, including a unique link to allow you access to the Annual Meeting. Please be sure to follow the instructions found on your Proxy Card and subsequent instructions that will be delivered to you via email.
Only shareholders of record at the close of business on April 1, 2022 (the “Record Date” for the Annual Meeting) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. There were 28,980,488 shares of our common stock outstanding at the close of business on the Record Date, which is the only class of our capital stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote upon each matter to be presented at the Annual Meeting.

If you are a beneficial owner of shares held by a broker, bank or other nominee, your shares are held in “street name,” and the organization holding your shares is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. Although you may attend the Annual Meeting via the live webcast, since you are not the shareholder of record you may not vote in the Annual Meeting unless you provide a legal proxy from the record holder of your shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.
You are entitled to attend the Annual Meeting or any adjournments or postponements thereof only if you were a Golden shareholder at the close of business on the Record Date or if you hold a valid proxy to vote at the meeting.
A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of our common stock entitled to vote at the Annual Meeting are present via the live webcast or represented by proxy.
In the election of directors, the six nominees for director who receive the highest number of affirmative votes will be elected as directors. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting. The vote on the Say on Pay Proposal is a non-binding advisory vote. The Board of Directors will consider our executive compensation to have been approved by shareholders if the Say on Pay Proposal receives more votes “For” than “Against.”
At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by shareholders. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Generally, a “broker non-vote” occurs when your shares are held by a broker, bank or other nominee and are not voted with respect to a particular proposal because the organization that holds your shares has discretionary voting power with respect to routine matters but cannot vote on non-routine matters. Only the proposal for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 will be considered a routine matter under applicable rules. Therefore, unless you provide voting instructions to the broker, bank or other nominee holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Broker non-votes will be counted for the purpose of determining whether a quorum is present, but will not be counted as shares entitled to vote and will therefore have no effect on the result of any vote. Please vote your proxy or provide voting instructions to the broker, bank or other nominee holding your shares so your vote on these matters will be counted.
Abstentions will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast on any matter, and thus, for all proposals other than the election of directors, abstentions will have the same effect as a negative vote.
Our Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement, “FOR” the Say on Pay Proposal, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Your vote is important. Whether or not you plan to attend the Annual Meeting via the webcast, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the Annual Meeting or vote your shares during the Annual Meeting. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board of Directors. If any other matters are properly presented for voting at the Annual Meeting, or any adjournments or postponements of the Annual Meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the Annual Meeting.
You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions: (i) submitting another proxy card bearing a later date, (ii) delivering written notice of revocation to our Secretary at our principal executive offices at Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Secretary, or (iii) attending and voting during the Annual Meeting, although attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

ELECTION OF DIRECTORS
(Proposal One)
In accordance with our Seventh Amended and Restated Bylaws, our Board of Directors has set the number of members constituting our Board of Directors at six. On April 11, 2022, our Board of Directors appointed Andy H. Chien as an independent director to fill the remaining vacancy on the Board of Directors. Accordingly, as of the date of this proxy statement, our Board of Directors was comprised of six directors.
All of the current directors have been nominated by our Board of Directors for re-election at the Annual Meeting. If elected, each nominee will hold office until the earliest of (i) our next annual meeting of shareholders, (ii) the date his or her successor has been elected and qualified, or (iii) his or her resignation, death or removal. All nominees have consented to be named and have indicated their intention to serve as members of our Board of Directors, if elected.
All of our nominees bring significant leadership, expertise and diverse backgrounds and perspectives to our Board of Directors as a result of their professional experience and service as executives and/or board members of other companies. The process undertaken by our Corporate Governance Committee in recommending director candidates is described below and under “Corporate Governance — Committees — Corporate Governance Committee.”
The following Board Diversity Matrix presents the diversity statistics for our Board of Directors as of April 13, 2022, in accordance with Nasdaq Rule 5606(f), as self-disclosed by our directors:

Board Diversity Matrix (as of April 13, 2022)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
The following Board Tenure Matrix shows the tenure on our Board of Directors of each of our directors.

Board Tenure Matrix
Tenure	Number of Directors
Less than 1 year	1 (17%)
1-2 years	0
2-4 years	2 (33%)
5 years or more	3 (50%)
Set forth below is biographical information for each person nominated as a director, including a description of certain experience, qualifications and skills that led our Corporate Governance Committee and our Board of Directors to determine that these individuals should serve as our directors.

Name and Age of Director	Biographical Information	Director Since

Blake L. Sartini Age 63	Mr. Sartini joined Golden as Chairman of the Board and Chief Executive Officer in July 2015 in connection with the merger with Sartini Gaming, Inc. (the “Sartini Gaming Merger”) and served as the President of Golden from that time until August 2019. Prior to the merger, Mr. Sartini served as the President and Chief Executive Officer of Sartini Gaming from its formation in January 2012, and as the founder and Chief Executive Officer of Golden Gaming, LLC (“Golden Gaming”), which he established in 2001. Prior to Golden Gaming, Mr. Sartini served in various management and executive positions with Stations Casinos, Inc. (“Station Casinos”) from 1985 to 2001, including as Executive Vice President and Chief Operating Officer upon the company’s public offering in 1993. Additionally, he served as a director of Station Casinos from 1993 until 2001. In 1986, Mr. Sartini founded Southwest Services, Inc. (the predecessor to Golden Gaming) and served as its President beginning in 1993. Before joining Station Casinos, he held key operational positions with the El Cortez Hotel and Casino, as well as the Barbary Coast Hotel and Casino. Mr. Sartini is a member of the University of Nevada, Las Vegas Foundation’s Board of Trustees and was appointed to the Nevada Gaming Policy Committee in March 2014 by Governor Sandoval. Mr. Sartini received a bachelor of science degree in business administration from the University of Nevada, Las Vegas. Mr. Sartini’s position as our Chairman and Chief Executive Officer, together with his deep knowledge of our business as a founder of Golden Gaming and his extensive executive management and industry experience gained over more than 30 years in the gaming industry, makes him a highly qualified and valuable member of our Board of Directors.	2015

Andy H. Chien Age 46
Mr. Chien currently serves as the Chief Financial Officer and Treasurer of MGM Growth Properties LLC (NYSE:MGP), a position he has held since its initial public offering in April 2016. From 2009 to 2016, Mr. Chien held various roles at Greenhill & Co., a boutique investment banking firm, most recently serving as a Managing Director responsible for the firm’s REIT, gaming, lodging and leisure clients. Prior to that, Mr. Chien worked in the investment banking departments at UBS Investment Bank and Citigroup/Salomon Smith Barney. He has also held various positions at Commerce One and Intel Corporation. Mr. Chien received a master of business administration degree in finance and real estate from the UCLA Anderson School of Management, and a bachelor of science degree in electrical engineering, summa cum laude, from the University of Michigan. We believe Mr. Chien’s qualifications to sit on our Board of Directors include his business, leadership and investment banking experience and his familiarity with the gaming, entertainment and real estate markets in which we operate.
2022

Name and Age of Director	Biographical Information	Director Since

Ann D. Dozier Age 54	Ms. Dozier currently serves as Senior Vice President, Chief Information Officer for Southern Glazer’s Wine and Spirits, LLC, a wine and spirits distributor, a position she has held since July 2016, when Southern Wine and Spirits, LLC and Glazer’s Beer and Beverage, LLC were merged. Prior to the merger, Ms. Dozier served as the Senior Vice President, Chief Information Officer of Southern Wine and Spirits, LLC since 2015. Ms. Dozier also has prior experience in both technical and commercial roles at The Coca-Cola Company, Inc., Coca-Cola Enterprises, Inc., Dean Foods and Colgate Palmolive. From 2012 to 2019, Ms. Dozier served on the board of iControl Holdings, LLC, a private technology company focused on delivering services and solutions that automate the retail value chain. She also serves on several community boards and national councils including the Advisory Board of the University of Miami Business School’s Management Science and Business Analytics program, the Business Solutions Committee of the United Way of Miami, Committee Chairman of Miami CIO, the Advisory Board of A.T. Kearney’s Women@Digital, the Consumer Goods Technology Executive Council, the Wall Street Journal CIO Council, and the Gartner Research Board. Ms. Dozier received a bachelor of science degree in economics from the University of Georgia and attended the Harvard Business School’s Executive Management Program. Ms. Dozier is highly qualified to sit on our Board of Directors due to her extensive experience as an executive in the food and beverage industry, with particular strengths in operations, food and beverage, and retail sales. Furthermore, Ms. Dozier possesses in-depth knowledge of information security matters, including experience with identifying and mitigating information security risks, and leads various community efforts focused on creating a more diverse and inclusive workforce, including IT Women - promoting STEM scholarships for women, Network of Executive Women, A.T. Kearney’s Women@Digital, Women of the Vine & Spirits, and Southern Glazer’s Wine and Spirits Cheers to Diversity. Ms. Dozier’s expertise and focus on diversity make her a valuable member of our Board of Directors.	2019

Name and Age of Director	Biographical Information	Director Since

Mark A. Lipparelli Age 56	Mr. Lipparelli currently serves as the Managing Member and Chief Executive Officer of GVII, LLC, a Nevada gaming licensee that manages the Westgate Resort Las Vegas; the Managing Member of CAMS, LLC, a technology services company to the online gaming industry; Chairman and Managing Member of SBOpco, LLC, a sportsbook company operating as SuperBook; and Chairman of the Board of Directors for Galaxy Gaming, Inc., a company that develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ship and online casinos worldwide. Additionally, Mr. Lipparelli serves as an advisor to various operating and investment entities through his role as Managing Member of GVIII, LLC. Mr. Lipparelli also formerly represented State Senate District 6 in the Nevada Legislature, having been appointed to the post in December 2014, and served on a number of Senate committees. Mr. Lipparelli has also twice been an appointee to the Nevada Gaming Policy Committee. Between 2009 and 2012, Mr. Lipparelli served as a Board Member and Chairman of the Nevada Gaming Control Board. Between 2002 and 2007, Mr. Lipparelli served in various executive management positions at Bally Technologies, Inc., a gaming technology supply company listed on the NYSE, including as Executive Vice President of Operations. Prior to joining Bally Technologies, Inc., Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a publicly traded gaming supply company, from 2001 to 2003; as Chief Financial Officer of Camco, Inc., a retail chain holding company, from 2000 to 2001; as Senior Vice President of Entertainment Systems for Bally Gaming, Inc. (a subsidiary of publicly traded Alliance Gaming Corporation), from 1998 to 2000; and various management positions including Vice President of Finance for publicly traded Casino Data Systems from 1993 to 1998. Mr. Lipparelli is a Board Trustee Emeritus of the University of Nevada Foundation, Board Member of the International Center for Responsible Gaming, member of the International Association of Gaming Advisors and a member of the International Masters of Gaming Law. Mr. Lipparelli holds a bachelor’s degree in finance and a master’s degree in economics from the University of Nevada, Reno. Among other qualifications, Mr. Lipparelli brings over 25 years of experience in the gaming industry, including his service as Chief Executive Officer of a strategic advisory and product development firm and various executive management positions at companies serving the gaming industry. He also provides information security expertise to our Board of Directors through his leadership positions with technology services companies, and contributes his legislative experience with the State Senate and past roles with the Nevada Gaming Control Board.	2015

Name and Age of Director	Biographical Information	Director Since

Anthony A. Marnell III Age 48	Mr. Marnell serves as the Chairman, Chief Executive Officer and Manager of Marnell Gaming, LLC, a company he founded in 2006, which owns and operates the Nugget Casino Resort in Sparks, Nevada and previously owned and operated the Edgewater Hotel & Casino Resort and the Colorado Belle Hotel & Casino Resort in Laughlin, Nevada prior to their acquisition by Golden in January 2019. He also serves as a Board member and Vice President of Global Strategies of Marnell Corrao Associates, a company that designs and develops hotel and casino resorts, positions he has held since 1997. Mr. Marnell previously developed M Resort Spa Casino, a locals-oriented casino property in Las Vegas, Nevada, serving as Chairman and Chief Executive Officer from 2006 to 2011, and (following the casino’s acquisition by Penn National Gaming, Inc.) as President of the casino property from 2011 to 2015. He also served as a strategy consultant to Penn National Gaming, Inc. from 2015 to 2016. Mr. Marnell served as Manager of MG Investors LLC, which operated the Saddle West Hotel Casino & RV Resort in Pahrump, Nevada, from 2005 to 2006, as Manager of Siren Gaming, LLC, a tribal gaming management company, from 2002 to 2005, as Founder, Chairman, President and Chief Executive Officer of TRIRIGA, Inc., a technology company from 2000 to 2011, as Vice President, VIP Marketing at Harrah’s Entertainment, Inc., a leading casino gaming company, from 1999 to 2000, and as Vice President, Corporate Marketing, at Rio Suite Hotel & Casino from 1996 to 1998. He is also Chairman of the Nevada State Athletic Commission, and previously served as a Board member of the Nevada State Board of Equalization from 2009 to 2013. He currently serves as a Board member of the Tuscany Research Institute and Henderson Boys and Girls Club, and served as a Board member for the Henderson Special Budget Ad Hoc Committee from 2013 to 2014. Mr. Marnell received a bachelor of science degree in hotel administration from the University of Nevada Las Vegas. We believe Mr. Marnell’s qualifications to sit on our Board of Directors include his over 20 years of experience in the casino industry, including extensive casino development and operational experience in each of the Nevada markets in which we own resort casino properties, and his particular strengths in casino development, operations and marketing.	2019

Terrence L. Wright Age 72	Mr. Wright serves as a Board Member of Westcor Land Title Insurance Company, a company he founded in 1991 and which is licensed to issue policies of title insurance throughout the United States. Mr. Wright is an emeritus member of and past Chairman of the University of Nevada Las Vegas Foundation Board, served on the Board of Directors of Southwest Gas Holdings, Inc. (NYSE:SWX) until May 2017, and is the past Chairman for the Nevada Development Authority, the Nevada Land Title Association and the Nevada Chapter of the Young Presidents’ Organization. He has also served as Board member for the Las Vegas Monorail, Pioneer Citizens Bank, First Interstate Bank, Service First Bank of Nevada and the Boy Scouts of America. Mr. Wright received a bachelor’s degree in business administration and a juris doctor from DePaul University, Chicago, and is a member of the California and Illinois bar associations. We believe Mr. Wright’s qualifications to sit on our Board of Directors include his business and leadership experience (including serving as Chairman of the Board of Westcor Land Title Insurance Company), his service as a director of other public companies, and his familiarity with the residential and commercial real estate markets in which we operate.	2015
In the election of directors, the six nominees for director who receive the highest number of affirmative votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose.
The Board of Directors recommends that you vote “FOR” the election of all nominees for the Board of Directors named above.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors is currently comprised of six members and has the following three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct and Ethics, can be found on the Governance section of our website at https://goldenent.com/governance.html. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC. In addition, the Board of Directors has formed a Compliance Committee, the membership and functions of which are described below.
Board Meetings
During the year ended December 31, 2021, our Board of Directors held four meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served during the period in which such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board of Directors in 2021.
Director Attendance at Annual Meetings of Shareholders
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of shareholders, we encourage our Board members to attend such meetings. All of our directors attended last year’s annual meeting of shareholders held on June 4, 2021.
Director Independence
Our Board of Directors affirmatively determined that each nominee for election to our Board of Directors is an independent director, as defined by the Nasdaq Stock Market listing standards, other than Mr. Sartini. Mr. Sartini is not considered independent because he is employed by Golden as our Chief Executive Officer. In making these determinations, the Board of Directors has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director.
Enhanced Board Leadership Structure
The Board leadership structure is currently comprised of (1) a combined Chairman of the Board and Chief Executive Officer and (2) a Lead Independent Director. Mr. Sartini, our Chief Executive Officer, also serves as the Chairman of our Board of Directors. In April 2022, we appointed Mr. Wright to the newly created position of Lead Independent Director. The role of Lead Independent Director provides strong independent leadership for our Board of Directors and a balance to our combined Chairman and Chief Executive Officer structure. The Lead Independent Director’s responsibilities include presiding over all meetings of the Board of Directors at which the Chairman is not present, calling meetings of independent directors and functioning as a liaison with our Chairman of the Board. Mr. Wright is an active and engaged director, who is well positioned to work collaboratively with Mr. Sartini, while providing strong independent oversight over our Board of Directors.
Our Board of Directors regularly evaluates its leadership structure and currently believes that the use of a Lead Independent Director, coupled with the combined Chairman and Chief Executive Officer positions, provides the most efficient and effective leadership model for Golden. As the individual primarily responsible for the day-to-day management of our business operations, our Chief Executive Officer is best positioned to provide clear insight and direction of business strategies and plans to both our Board of Directors and management. Our Board of Directors believes that a single person, acting in the capacities of Chairman as well as Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute our business strategies and plans. Coupled with a Lead Independent Director, this leadership structure allows our Board of Directors to exercise independent oversight while enabling the Board of Directors to have direct access to information related to the day-to-day management of our business operations. Moreover, we believe that the combined Chairman and Chief Executive Officer role is appropriately counterbalanced and enhanced by sound corporate governance principles, the leadership of the Lead Independent Director, the effective oversight of management by non-employee directors and the strength of our independent directors.

Ability of Shareholders to Communicate with our Board of Directors
We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Corporate Governance Committee in care of our Secretary at our corporate office address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Golden or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.
Committees
Our Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Compliance Committee.
Audit Committee
Our Audit Committee currently consists of Mr. Lipparelli (Chair), Ms. Dozier and Mr. Marnell. Each current and proposed member of the Audit Committee is an independent director, as defined by the Nasdaq Stock Market listing standards, and meets the independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Lipparelli qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC. In addition, both Mr. Lipparelli and Ms. Dozier have extensive experience in information security matters.
The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors. The primary duties and responsibilities of the Audit Committee are to (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) monitor management’s efforts related to the information security matters and review management’s approach to identifying and mitigating information security risks; (iii) review and appraise the audit performed by our independent auditors, who report directly to the Committee; and (iv) provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The Audit Committee is also charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial and information security risk exposure and review of related party transactions (as described below in the section captioned “Certain Relationships and Related Transactions”), and our management also briefs the Audit Committee on information risk matters quarterly, or as often as needed. The charter also requires the Audit Committee (or designated members of the Audit Committee) to review and pre-approve the annual engagement letter and the performance of all audit and non-audit accounting services to be performed by our independent registered public accounting firm (independent auditors), other than certain de minimis exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviews the independence of our independent auditors and is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”
The Audit Committee held four meetings during the year ended December 31, 2021. The Audit Committee also held executive sessions on several occasions during the year with company management not present.
Compensation Committee
Our Compensation Committee currently consists of Mr. Wright (Chair) and Ms. Dozier. Mr. Miodunski served as the Chair of the Compensation Committee until his retirement from our Board of Directors on August 6, 2021. Each current and proposed member of the Compensation Committee is an independent director, as defined by the Nasdaq Stock Market listing standards. All members of our Compensation Committee are also “non-employee directors” as defined by Rule 16b-3 under the Exchange Act.
The Compensation Committee operates under a written amended and restated charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans, including our 2015 Incentive Award Plan (the “2015 Plan”). Under the Compensation Committee charter, our Chief Executive Officer has been delegated the authority to grant awards under our equity compensation plans to persons who are employees of Golden at or below the senior vice president level who are not serving as executive officers of Golden nor deemed to be a “named executive officer” of Golden within the meaning of SEC rules and regulations, provided that no such grant for any one individual may exceed 10,000 shares and all such grants after April 1, 2018 may not exceed 100,000 shares in the aggregate, in each case without the prior approval of the Compensation Committee. Under the 2015 Plan, the Compensation Committee may delegate its duties and responsibilities to subcommittees of our directors and/or officers for awards to certain non-executive employees, subject to certain limitations that may be imposed under applicable law or regulation, including Section 16 of the Exchange Act, and/or stock exchange rules, as applicable.
The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Golden will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors hired by the Compensation Committee.
The Compensation Committee held seven meetings during the year ended December 31, 2021. Our Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”
Corporate Governance Committee
Our Corporate Governance Committee currently consists of Mr. Wright (Chair) and Mr. Marnell. Mr. Miodunski served as a member of the Corporate Governance Committee until his retirement from our Board of Directors on August 6, 2021. Each current and proposed member of the Corporate Governance Committee is an independent director, as defined by the Nasdaq Stock Market listing standards.
The Corporate Governance Committee operates under a written amended and restated charter adopted by the Board of Directors. The primary role of the Corporate Governance Committee is to (i) review and periodically reassess the overall corporate governance guidelines and policies for Golden; (ii) consider and make recommendations to the full Board of Directors concerning the appropriate size, organization, function and needs of the Board of Directors, including establishing criteria for Board of Directors membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board of Directors positions; (iii) annually reviewing performance of the current members of the Board of Directors; and (iv) recommending a slate of nominees to the Board of Directors to be considered for election or re-election at our annual meeting of shareholders. The Corporate Governance Committee is also responsible for reviewing and evaluating the performance of the Board of Directors, including overseeing the annual self-evaluation process for the Board of Directors and each of our standing committees. The Corporate Governance Committee also has oversight over environmental and sustainability matters.
The Corporate Governance Committee will review director candidates and present qualified candidates to the full Board of Directors for nomination. Qualified candidates will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board of Directors nominees. Additionally, the Board of Directors will consider whether or not the candidate would be found suitable to be issued a gaming license. This is a requirement of continued Board of Directors membership, as our directors are subject to a variety of regulatory and licensing requirements in the various jurisdictions in which we operate gaming facilities. If any gaming authority with jurisdiction over our business were to find any of our directors unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever our relationship with that person. If the Corporate Governance Committee approves a new candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Corporate Governance Committee, along with our Chief Executive Officer, and President and Chief Financial Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the new candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on company matters, and willingness to assume fiduciary responsibility.
Recommendations for candidates to be considered for election to the Board of Directors at our annual shareholder meetings may be submitted to the Corporate Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Corporate Governance Committee. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the Corporate Governance Committee, in care of our Secretary at our corporate office address, at least 120 days prior to the mailing date of the previous year’s Annual Meeting proxy statement. To enable the Committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•The name and address of the nominating shareholder and of the director candidate;
•A representation that the nominating shareholder is a holder of record of our common stock and entitled to vote at the current year’s Annual Meeting;
•A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;
•A resume or biographical information detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board of Directors position;
•Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated by the Board of Directors; and
•The consent of each nominee to serve as a director if so elected.
The Corporate Governance Committee held four meetings during the year ended December 31, 2021.
Compliance Committee
Our Compliance Committee currently consists of: Mr. Lipparelli (Chair) and Mr. Wright (each of whom is a director of Golden), and Charles H. Protell, our President, Chief Financial Officer and Treasurer. In addition, the Nevada Gaming Control Board requires all non-restricted casino licensees in Nevada to include an independent committee member on its Compliance Committee and we therefore have engaged Tom Jingoli, Executive Vice President and Chief Operating Officer for Konami Gaming, Inc., to serve in that role.
The Compliance Committee was formed by the Board of Directors and operates under a written charter adopted by the Board of Directors. Previously, our compliance committee was an administrative committee established and operated by our management in accordance with applicable gaming laws. The primary purpose of the Compliance Committee is to oversee the proper implementation of our Gaming Compliance and Reporting Plan (the “Compliance Plan”) that is required by our order of registration with the Nevada Gaming Commission. Among other things, the role of the Compliance Committee is to: (i) ensure the effective implementation of the Compliance Plan; (ii) review and reassess periodically the adequacy of the Compliance Plan and the applicable reporting system utilized by our corporate compliance officer, and recommend any changes as deemed appropriate; (iii) identify and bring to the attention of the Board of Directors current and emerging corporate gaming and regulatory compliance trends and issues that may affect our business operations, performance, public image or compliance with applicable local, state and federal laws; (iv) provide oversight and periodic review of our regulatory compliance policies, programs and systems; and (v) generally make recommendations to the Board of Directors on gaming and regulatory compliance matters.
The Compliance Committee held four meetings during the year ended December 31, 2021.
Board of Directors’ Role in Risk Oversight
Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our exposure to risk. The Board of Directors is regularly updated regarding risks that we face, including information security risks and risks that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board of Directors in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial and information security risk exposure and review of related party transactions. We are periodically externally audited against best practice information security standards produced by organizations such as National Institute of Standards and Technology (NIST) and common frameworks such as MITRE ATT&CK® and have a mandatory information security training program for all employees that is required upon hire and thereafter on an as-needed basis. The results of such audits and trainings are reported to and discussed with the Audit Committee, as needed. Our other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to human capital and executive compensation plans and arrangements. The Corporate Governance Committee manages risks associated with the independence of the Board, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence, as well as risks associated with environmental and sustainability matters. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed of risks we face through reports from our committees and management.
Human Capital Management
Golden is committed to recruiting, developing and retaining a superior workforce. We have a long history and deep cultural commitment to service and authenticity.
Employees
As of December 31, 2021, we employed approximately 6,300 team members, which is a 6% decrease from December 31, 2020 when we had over 6,700 employees. The decrease in the number of our team members in 2021 was primarily driven by labor shortages. As of December 31, 2019, we had approximately 8,000 employees. We reduced headcount significantly during 2020 as a result of the impact of the COVID-19 pandemic on our operations, including the mandatory temporary property closures and suspension of our distributed gaming operations.
Mission and Values
In 2021, we continued to emphasize our organizational mission and values, as well as our “I CARE” guest service initiative. Our mission is to create authentic entertainment experiences where premium service is delivered at an exceptional value.
Our core mission is:
•To provide exceptional service to our guests
•To be accountable to each other
•To have integrity in all interactions
•To be urgent with purpose in our efforts
Our human capital initiatives reflect our commitment to aligning our workforce with our mission and values.
Recruitment
In 2021, we offered employment to 5,584 candidates from a total pool of 31,785 applications, or 17.6% of total applications. As compared to 2020, we hired 3,541 more team members and received 9,785 more applications. We recruit applicants by utilizing various recruitment platforms and sources in an effort to secure a diverse pool of applicants and ensure sustainability of our talent pipeline. We offer referral and retention incentives to remain competitive in a limited labor market. We also made wage adjustments throughout our organization to remain competitive with market conditions and to improve retention in line level positions.
In 2021, we established relationships with various local non-profit organizations to connect job seekers with employment opportunities within our organization and attended numerous career fairs throughout the year. Further, we enhanced job skills training initiatives so that those with a skills gap or no prior experience could receive training enabling them to perform job duties.
Team Member Benefits
We engage with a nationally recognized compensation and benefits consulting firm to independently evaluate the effectiveness and competitiveness of our benefits program within the industry. As a diverse organization, we offer our team members several options for annual benefits enrollment, including enrollment by telephone, online or through an app, and we support multi-lingual options. Our comprehensive benefits program provides our team members with the flexibility to choose their preferred medical, dental and vision plans. In addition, we offer telemedicine, flexible spending and health savings accounts, life insurance and a retirement plan that provides an annual discretionary match. We also offer a variety of optional benefits to promote the health and security of our employees and their families, including disability insurance and expanded life insurance coverage, critical illness and accident insurance, legal, identity theft, auto and home insurance, and pet insurance. We view mental health services as a fundamental part of our benefits program and offer a comprehensive suite of related benefits, including online mental health counseling through our team member assistance program. Additionally, we offer extended benefits to employees with disabilities and chronic health conditions, including no cost Medicare and Medicaid assistance programs and prescription savings solutions for team members with chronic health conditions.
Training and Development
In 2021, we enhanced our learning management system, internally branded as “GEMS,” by adding 41 learning opportunities. New leader orientation and tavern leadership training has been facilitated through a monthly virtual classroom in the learning management system. Additionally, all safety and compliance training, except certain required hands-on certifications, has been added to the online curriculum. Certifications have been assigned to manage reoccurring safety and compliance requirements, including COVID-19 safety protocols. We also have a mandatory information security training program for all of our team members that is required upon hire and thereafter on an as-needed basis. We also invested in equipment and resources to make online training more accessible to team members, which resulted in the completion by team members of over 68,000 training courses in 2021.
Diversity and Gender Equity
As of December 31, 2021, our organizational makeup was 50.3% female and 49.7% male, with approximately 39.0% of management roles held by women, including two women in senior vice president positions. Average rate of pay for female salaried employees falls within 10% of the overall average pay for male employees in the same category.
As of December 31, 2021, the ethnic distribution of the overall workforce was 53% Caucasian and 47% non-Caucasian (all other races). The breakdown for salaried team members was 69.8% Caucasian and 30.2% non-Caucasian (all other races) with 25.8% of management roles held by non-Caucasian team members.
Among the overall workforce, as of December 31, 2021, 67% were over the age of 40 and 33% were under the age of 40. Of those over the age of 40, 16% were over the age of 65. Individuals over the age of 40 represented 71% of the salaried workforce.
Employees and Collective Bargaining Agreements
As of December 31, 2021, approximately 1,600 of our employees were covered by various collective bargaining agreements. Other unions may seek to organize the workers of our casino properties from time to time. We believe we have good relationships with our employees, including those represented by unions.

DIRECTOR COMPENSATION
Director Compensation Program
Under our non-employee director compensation program, non-employee members of our Board of Directors receive an annual cash retainer of $60,000 for their service on our Board of Directors, payable in arrears in quarterly installments. Members of the Audit Committee, Compensation Committee, Corporate Governance Committee and Compliance Committee of our Board of Directors receive additional annual cash retainers for such service in the following amounts, also payable in arrears in quarterly installments: $25,000 for the Chairman of the Audit Committee, $12,500 for each other member of the Audit Committee, $20,000 for the Chairman of the Compensation Committee, $10,000 for each other member of the Compensation Committee, $15,000 for the Chairman of the Corporate Governance Committee, $7,500 for each other member of the Corporate Governance Committee, $20,000 for the Chairman of the Compliance Committee, and $10,000 for each other member of the Compliance Committee. In addition, non-employee members of our Board of Directors receive an annual time-based restricted stock unit (“RSU”) award under the 2015 Plan of such number of units as is equal to $162,500 divided by the 20-day trailing average closing price of our common stock for the 20-calendar day period preceding the date of grant. Each annual award vests in full on the first anniversary of the grant date. All such awards vest in full in the event of a “Change in Control” (as defined in the 2015 Plan) or the director’s termination of service due to death or disability. Our average non-employee director compensation structure is set near the peer group median, with a competitive mix of equity and cash. The peer group is the same companies used for our executive compensation study.
Director Stock Ownership Guidelines
Under our Stock Ownership Guidelines, non-employee directors are expected to own Golden common stock with a market value equal to five times the value of the non-employee director’s annual cash retainer (excluding any annual cash retainer for committee membership or chairmanship), which is currently $60,000 per year, for as long as he or she remains a non-employee director. Under the Stock Ownership Guidelines, applicable ownership of common stock includes: shares held of record or beneficially by the non-employee director, by his or her spouse, or by trusts for the benefit of the non-employee director, his or her spouse, or members of his or her immediate family; and shares held in a deferred compensation plan for the benefit of the non-employee director. Each non-employee director is expected to meet the requirements set forth in the Stock Ownership Guidelines by the fifth anniversary of his or her first appointment or election as a non-employee director. As of December 31, 2021, each of the non-employee directors then serving on our Board of Directors met our Stock Ownership Guidelines.
2021 Director Compensation Table
The following table sets forth a summary of the compensation paid to our non-employee directors pursuant to our compensation policies for the year ended December 31, 2021. Mr. Sartini is not paid any fees or other compensation for services as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Lyle A. Berman (2) (3)	$30,000	$179,386	$209,386
Andy H. Chien (4)	—	—	—
Ann D. Dozier (3)	82,500	179,386	261,886
Mark A. Lipparelli (3)	105,000	179,386	284,386
Anthony A. Marnell III (3)	80,000	179,386	259,386
Robert L. Miodunski (2) (3)	43,750	179,386	223,136
Terrence L. Wright (3)	95,000	179,386	274,386

(1)Represents the full grant date fair value of the awards granted to the non-employee directors in 2021, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation. The full grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the non-employee directors. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 7 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)Mr. Berman retired from our Board of Directors on August 20, 2021. Mr. Miodunski retired from our Board of Directors on August 6, 2021. Their unvested RSU awards were forfeited upon their respective resignations from our Board of Directors.

(3)As of December 31, 2021, our non-employee directors held the following outstanding option awards and unvested RSU awards:

Name	Shares Underlying Option Awards	Unvested RSU Awards
Lyle A. Berman (5)	50,000	—
Andy H. Chien (4)	—	—
Ann D. Dozier	—	3,974
Mark A. Lipparelli	36,140	3,974
Anthony A. Marnell III	—	3,974
Robert L. Miodunski (5)	—	—
Terrence L. Wright	50,000	3,974
(4)    Mr. Chien was appointed to our Board of Directors in April 2022.
(5)    For Mr. Berman and Mr. Miodunski, all unvested RSU awards were forfeited upon resignation from our Board of Directors on August 20, 2021 and August 6, 2021, respectively.

EXECUTIVE OFFICERS
Biographical information for the executive officers of Golden as of the date of this proxy statement (other than our Chairman of the Board and Chief Executive Officer, Blake L. Sartini, whose biographical information is provided above under “Election of Directors”) is set forth below. Executive officers serve at the discretion of our Board of Directors. There are no family relationships between our directors and executive officers, other than Blake L. Sartini II, our Executive Vice President of Operations, who is the son of Blake L. Sartini.
Executive Officers:

Name	Age	Position
Blake L. Sartini	63	Chairman of the Board and Chief Executive Officer
Charles H. Protell	47	President, Chief Financial Officer and Treasurer
Stephen A. Arcana	57	Executive Vice President and Chief Operating Officer
Blake L. Sartini II	36	Executive Vice President of Operations
Thomas E. Haas	61	Senior Vice President and Chief Accounting Officer
Charles H. Protell joined Golden as Executive Vice President, Chief Strategy Officer and Chief Financial Officer in November 2016. He was promoted to President in August 2019. Mr. Protell also serves as Golden’s Treasurer. Prior to joining Golden, Mr. Protell served as managing director at Macquarie Capital’s investment banking group since May 2011, and as co-founder and a managing director at REGAL Capital Advisors from January 2009 until its acquisition by Macquarie Capital in May 2011. Prior to co-founding REGAL Capital Advisors, Mr. Protell held various investment banking roles at Credit Suisse, Deutsche Bank and CIBC World Markets. Mr. Protell received a bachelor of science degree in commerce from the University of Virginia.
Stephen A. Arcana joined Golden as Executive Vice President and Chief Operating Officer in July 2015 in connection with the Sartini Gaming Merger. Prior to the merger, Mr. Arcana served as the chief operating officer for Golden Gaming from August 2003 to July 2015. From November 1995 to March 2003, Mr. Arcana held several executive positions with Station Casinos, LLC. Prior to joining Station Casinos, LLC, Mr. Arcana held a variety of hotel operations and food and beverage positions over a ten-year period with the Sands Hotel in Atlantic City, New Jersey. Mr. Arcana received a bachelor of science degree in hotel and restaurant management from Widener University School of Hotel and Restaurant Management in Chester, Pennsylvania.
Blake L. Sartini II joined Golden as Senior Vice President of Distributed Gaming in July 2015 in connection with the Sartini Gaming Merger and was promoted to Executive Vice President of Operations in June 2021. In his former role, he was responsible for overseeing all distributed gaming operations in Nevada and Montana, as well as the Nevada tavern locations operating under the brand names PT’s, Sierra Gold, SG Bar and Sean Patrick’s. In his current position, Mr. Sartini II also oversees six of our ten casinos, namely: both Arizona Charlie’s Casinos in Las Vegas; Pahrump Nugget Hotel & Casino, Gold Town Casino and Lakeside Casino & RV Park in Pahrump, Nevada; and Rocky Gap Casino Resort in Flintstone, Maryland. From January 2010 until the Sartini Gaming Merger, Mr. Sartini II served in various roles with Sartini Gaming, including as Vice President of Operations for Golden Route Operations, LLC (“GRO”), a subsidiary of Sartini Gaming, from September 2014, as assistant director for GRO from January 2012 to September 2014, and as a marketing manager from January 2010 to January 2012. Prior to joining Sartini Gaming, Mr. Sartini II served as senior business associate with the Ultimate Fighting Championship for its international event operations and talent relations in the United Kingdom. Mr. Sartini II received a bachelor of science degree in business administration from Chapman University in Orange, California.
Thomas E. Haas joined Golden in October 2017 in connection with our acquisition of American Casino & Entertainment Properties LLC (“American”), was appointed as Senior Vice President of Accounting in March 2018, and assumed his current position of Senior Vice President and Chief Accounting Officer in March 2020. Mr. Haas had served as senior vice president of finance and principal accounting officer of American since August 2015, and continued to serve in that role following the American acquisition until his promotion to Senior Vice President of Accounting of Golden. Mr. Haas joined American in April 2004 as the director of compliance and was promoted to vice president finance in August 2006. Prior to joining American, Mr. Haas held financial and accounting management positions with Mikohn Gaming, Inc. and GES Exposition Services. Mr. Haas started his career with Deloitte & Touche. Mr. Haas earned a bachelor of science in business administration, accounting and finance, degree from the University of Arizona.

OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management
The following table contains information about the beneficial ownership of our common stock as of April 1, 2022 for (i) each shareholder known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group. The percentage of ownership indicated in the following table is based on 28,980,488 shares of our common stock outstanding on April 1, 2022.
Information on beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our common stock, by the Schedules 13D and 13G filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2022 are deemed outstanding, as well as any shares of common stock that such person has the right to acquire upon the vesting of restricted stock units within 60 days after April 1, 2022, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

Name	Number of Shares	Percentage
Directors and named executive officers
Blake L. Sartini (1)	6,148,788	21.2%
Anthony A. Marnell III (2)	883,561	3.0%
Charles H. Protell (3)	530,789	1.8%
Blake L. Sartini II (4)	501,647	1.7%
Stephen A. Arcana (5)	411,203	1.4%
Mark A. Lipparelli (6)	90,062	*
Terrence L. Wright (7)	83,922	*
Ann D. Dozier (8)	28,470	*
Thomas E. Haas (9)	19,668	*
Andy H. Chien	—	*
All directors and named executive officers as a group (10 persons)	8,698,110	30.0%
Other 5% shareholders
BlackRock, Inc. (10)	2,908,507	10.0%
Capital Research Global Investors (11)	1,625,000	5.6%

*    Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)Includes 5,000,887 shares of common stock held by The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”), of which Mr. Sartini is a co-trustee. 2,100,000 shares of common stock held by the Sartini Trust have been pledged as collateral for brokerage or margin accounts for Mr. Sartini. Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Trust. Also includes (i) options to purchase 904,000 shares of common stock that may be exercised within 60 days of April 1, 2022, and (ii) 243,901 shares of common stock held by Mr. Sartini.
(2)Includes (i) 144,537 shares of common stock held by Mr. Marnell, (ii) 651,611 shares of common stock held by the AM3 2012 Trust, of which Mr. Marnell is the co-trustee, and in such capacity holds sole power to vote and dispose of such shares, (iii) 53,418 shares of common stock held by the Alisa Marnell Trust, of which Mr. Marnell is the co-trustee, and in such capacity holds sole power to vote and dispose of such shares, and (iv) 33,995 shares of common stock held by the Lyndy Marnell 2003 Trust, of which Mr. Marnell is the spouse of the trustee. Mr. Marnell disclaims beneficial ownership of the shares held by the AM3 2012 Trust, Alisa Marnell Trust and Lyndy Marnell 2003 Trust. All of the shares of common stock held by the AM3 2012 Trust have been pledged as collateral for brokerage or margin accounts for Mr. Marnell.
(3)Includes (i) options to purchase 275,000 shares of common stock that may be exercised within 60 days of April 1, 2022, and (ii) 255,789 shares of common stock held by Mr. Protell. 125,000 shares of common stock held by Mr. Protell have been pledged as collateral for brokerage or margin accounts for Mr. Protell.
(4)Includes (i) options to purchase 195,000 shares of common stock that may be exercised within 60 days of April 1, 2022, (ii) 56,647 shares of common stock held by Mr. Sartini II, and (iii) 250,000 shares of common stock held by D’Oro Holdings, LLC, in which Mr. Sartini II has a pecuniary interest. On May 12, 2021, Mr. Sartini II resigned as the sole manager of D’Oro Holdings, LLC, and on May 12, 2021, Mr. Sartini II resigned as trustee of certain family trusts that were members of D’Oro Holdings, LLC. Accordingly, Mr. Sartini II no longer has investment control over shares held by D’Oro Holdings, LLC.
(5)Includes (i) options to purchase 340,000 shares of common stock that may be exercised within 60 days of April 1, 2022, and (ii) 71,203 shares of common stock held by Mr. Arcana.
(6)Includes (i) options to purchase 36,140 shares of common stock that may be exercised within 60 days of April 1, 2022, and (ii) 53,922 shares of common stock held by Mr. Lipparelli.
(7)Includes (i) options to purchase 50,000 shares of common stock that may be exercised within 60 days of April 1, 2022, and (ii) 33,922 shares of common stock held by Mr. Wright.
(8)Represents 28,470 shares of common stock held by Ms. Dozier.
(9)Represents 19,668 shares of common stock held by Mr. Haas.
(10)Based solely on information contained in Schedule 13G filed with the SEC on April 8, 2022 by BlackRock, Inc. (“BlackRock”). According to such Schedule, BlackRock has sole voting power over 2,894,700 shares and sole dispositive power over 2,908,507 shares. BlackRock is a parent holding company or control person. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(11)Based solely on information contained in Schedule 13G filed with the SEC on February 11, 2022 by Capital Research Global Investors (“CRGI”). According to such Schedule, CRGI, has sole voting and dispositive power over 1,625,000 shares. CRGI is a registered investment adviser. The address for CRGI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on casino and distributed gaming operations (including gaming in our branded taverns). Our portfolio includes ten casino properties located in Nevada and Maryland. Our distributed gaming operations involve the installation, maintenance and operation of slot machines and amusement devices in non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores and grocery stores in Nevada and Montana, as well as the operation of branded taverns targeting local patrons located primarily in the greater Las Vegas, Nevada metropolitan area.
The information contained in this Compensation Discussion and Analysis (“CD&A”) and the executive compensation disclosures below is provided for the individuals who were our named executive officers for the year ended December 31, 2021, who we refer to collectively as the “NEOs”:
•Blake L. Sartini, Chief Executive Officer and Chairman of the Board of Directors;
•Charles H. Protell, President, Chief Financial Officer and Treasurer;
•Stephen A. Arcana, Executive Vice President and Chief Operating Officer;
•Blake L. Sartini II, Executive Vice President of Operations; and
•Thomas E. Haas, Senior Vice President and Chief Accounting Officer.
Business Highlights — Impact of Pandemic and Recovery
2020 was unprecedented and the most challenging year in our history due to impact of the COVID-19 pandemic on our business, forcing management to react quickly to protect our shareholder value. Following emergency executive orders issued by the Governors of Nevada, Maryland, and Montana, in the week of March 16, 2020, all of our properties were temporarily closed to the public and our distributed gaming operations at third-party locations were suspended. Our operations resumed at various times during the second and third quarters of 2020 and the reopening process required extraordinary efforts from our senior management team as they worked to ensure our properties and distributed gaming operations reopened safely with implementation of number of protocols intended to protect team members, gaming patrons and guests from potential COVID-19 exposure and in compliance with various regulations across multiple jurisdictions. In response to the COVID-19 pandemic and the resulting disruptions on our business, Golden implemented various mitigating actions to preserve liquidity, including delaying material capital expenditures, reducing operating expenses and implementing a cost reduction program with respect to discretionary expenditures. Such measures remained in effect throughout 2021 and allowed us to create efficiencies and permanently eliminate certain costs to further strengthen our organization and position Golden for success as we emerge from the pandemic.
Our executive management team successfully navigated challenges to our operations throughout 2021, which resulted in improved performance across our diverse operations and drove record total annual revenue of $1.1 billion (almost 60% higher than 2019), record annual net income of $162 million (compared to a net loss of $137 million in 2019) and record annual Adjusted EBITDA of $292 million (almost 165% higher than 2019). During 2021, we paid down $132 million of our outstanding debt obligations (including $122 million of our outstanding term loan) and we ended the year with $221 million in cash and cash equivalents and no outstanding borrowings under our $240 million revolving credit facility. As a result, at December 31, 2021 our net leverage declined to the historic low level of approximately 2.8x. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income for fiscal years 2021 and 2020, refer to page 28 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.
Our management team’s success in navigating Golden through these challenging times and restoring investor confidence in our business is also reflected in our stock price recovery, which had increased by 460% as of December 31, 2020 from the low on March 23, 2020 and by another 154% from December 31, 2020 to December 31, 2021.
The following performance graph compares the cumulative five-year shareholders’ returns (based on appreciation of the market price of our common stock) on an indexed basis with Nasdaq Composite Index and the Dow Jones US Gambling index, during the five years ended December 31, 2021. The graph plots the changes in value of an initial $100 investment over the indicated time period, assuming all dividends are reinvested. The stock price performance in this graph is not necessarily indicative of future stock price performance.

	Cumulative Total Returns - Year Ending December 31,
	2016	2017	2018	2019	2020	2021
Golden Entertainment, Inc.	$100.00	$269.61	$132.29	$158.71	$164.24	$417.26
NASDAQ Composite	100.00	129.64	125.96	172.18	249.51	304.85
Dow Jones US Gambling	100.00	134.81	91.67	131.40	116.35	101.41
The performance graph and the related chart and text should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended except to the extent we specifically incorporate the performance graph by reference herein.
Executive Summary — Golden Executive Compensation Program
The Compensation Committee has designed our compensation programs and practices to drive financial performance and senior management focus on our business strategy. Our compensation programs and practices are intended to reward superior corporate performance and provide long-term incentives to employees in roles critical to our future.
Our Compensation Committee has adopted a number of practices and policies designed for a company our size and the marketplace in which we compete for executive talent, all to create an executive compensation program that places a significant emphasis on “pay-for-performance.” Our Compensation Committee selects and engages its own independent advisor, and engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to serve as its independent compensation consultant for 2021. The Compensation Committee reviewed external market data and peer group data with its independent consultant, and designed our executive compensation program to link executive pay to Company performance and to shareholder interests, by weighting total target compensation to the achievement of corporate performance metrics and strong stock price performance.
Annual Incentive Bonuses. Our Compensation Committee approved a 2021 performance-based annual incentive program (the “2021 Annual Incentive Program”). Our NEOs’ target incentive opportunities were set consistent with competitive market levels. The 2021 Annual Incentive Program was based on Adjusted EBITDA with payout opportunities ranging from 0% to 200% of target. Based on a comprehensive and rigorous review of both financial and non-financial performance during 2021 as discussed in the “Introduction” section above, the Compensation Committee approved a 200% of target payout for our NEOs.

Long-Term Incentive Awards. Our Compensation Committee approved a 2021 long-term incentive structure for our NEOs consisting of 50% RSUs (vesting over three years in equal installments) and 50% performance-based restricted stock units (“PSUs”) (earned based on one-year Adjusted EBITDA performance). Payout opportunities for the PSUs range from 0% to 200% of target. The number of earned shares, if any, for the PSUs is then subject to an additional two-year service-based vesting period, with such shares vesting on the third anniversary of the grant date. For additional information, refer to “2021 Executive Compensation Decisions — 2021 Long-Term Equity Incentive Awards” below.
One-Time Bonuses. Given the record high performance results achieved by Golden as we emerge from the pandemic, the Compensation Committee awarded one-time cash bonuses to the executive officers who navigated Golden through the challenging times and led Golden to strong absolute and relative performance. These bonuses recognized the superb actions taken by the executive officers during the COVID-19 pandemic, actions that allowed us to weather the early months of the pandemic and positioned us in 2021 to successfully retain employees, thrive during the recovery and generate strong increases in stockholder value.
Corporate Governance Highlights

	What We Do (Best Practice)		What We Don’t Allow
✓	Enforce strict insider trading policies and enforce blackout trading periods for executives and directors	X	No change-in-control severance multiple in excess of three times salary and target bonus
✓	Set meaningful stock ownership guidelines for executives and directors	X	No single-trigger or modified single-trigger change-in-control arrangements
✓	Disclose performance goals and performance results for our performance-based annual incentive program and our PSUs	X	No excise tax gross-ups upon a change in control
✓	Set a maximum individual payout limit on our performance-based annual incentive program and our PSUs	X	No re-pricing or cash buyout of underwater stock options or stock appreciation rights without shareholder approval
✓	In fiscal year 2021, approximately 89% of our Chief Executive Officer’s total pay was variable “at risk” compensation. Our other NEOs also had on average approximately 87% of their total compensation in variable “at risk” programs.	X	No enhanced retirement formulas
✓	Maintain severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for change-in-control protection	X	No guaranteed annual or multi-year compensation
✓	Retain an independent compensation consultant reporting directly to the Compensation Committee	X	No market timing with granting of equity awards
Executive Compensation Program Objectives
The primary objectives of our executive compensation program are: (i) to be competitive with compensation paid by companies in the same market in which we compete for executive talent; (ii) to align executive compensation with our corporate strategies, business objectives and the interests of our shareholders by rewarding successful execution of our business plan and key corporate objectives; and (iii) to provide the majority of total compensation in the form of variable compensation, comprised of annual cash incentive awards and long-term equity incentive awards, with compensation dependent upon corporate performance results and the creation of long-term shareholder value.

Setting Executive Compensation
Role of the Compensation Committee
The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans.
Our executive compensation program is reviewed annually by the Compensation Committee. In the first quarter of each year, the Compensation Committee reviews the performance of each of our executive officers during the previous year. At this time, the Compensation Committee also reviews our actual corporate performance for the prior year and makes the final annual incentive payment determinations based on such performance and the Compensation Committee’s evaluation of each executive’s individual performance for the prior year. In connection with this annual review, the Compensation Committee also reviews and adjusts, as appropriate, base salaries and annual target bonus levels for the NEOs and reviews and grants long-term equity incentive awards to the NEOs, in each case based on the Compensation Committee’s performance evaluations, competitive market data provided by its independent compensation consultant, and other factors considered appropriate by the Compensation Committee, including internal pay equity. During the year, the Compensation Committee may also evaluate and make compensation adjustments or grants of additional discretionary bonuses and/or long-term incentive awards to our executives and certain other eligible employees, as and to the extent deemed appropriate by the Compensation Committee. The Compensation Committee is supported by management and its independent compensation consultant, as further described below.
Compensation Determination Process
The Compensation Committee determines each element of an executive’s initial compensation package within the framework of the objectives of its executive compensation program based on numerous factors, including:
•The individual’s particular background, track record and circumstances, including training and prior relevant work experience;
•The individual’s role with us and the compensation paid to similar persons in the peer companies represented in the compensation data that the Compensation Committee reviews;
•The demand for individuals with the specific expertise and experience of the executive;
•Internal equity among the executive group;
•Competitive market data for the role;
•Performance goals and other expectations for the position; and
•Uniqueness of industry skills.
In general, the terms of our executive employment agreements are initially negotiated by management and our legal counsel. The agreements for executives over whose compensation the Compensation Committee has authority are presented to the Compensation Committee for its consideration and approval.
During the review and approval process for the employment agreements for executives under its purview, and during its annual review of executive compensation, the Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. We seek to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. In determining each element of compensation for any given year, the Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive.
Role of Management
The Compensation Committee relies on input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of the NEOs. Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of these individuals and his perspective on the factors described above in developing his recommendations for their compensation, including salary adjustments, cash bonuses and equity incentives. The Compensation Committee discusses our Chief Executive Officer’s recommendations, reviews competitive market data from our independent consultant, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which approves any adjustments to his base salary, cash bonus or equity incentives from year to year. The Compensation Committee reviews the Chief Executive Officer’s performance for the year and competitive market data from our independent consultant, and makes determinations regarding his compensation independently and without him present. As required by the Nasdaq listing standards and good corporate governance, the Chief Executive Officer does not participate in deliberations concerning, or vote on, his compensation arrangements.
In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee. Other members of our executive management team also may attend portions of the Compensation Committee meetings from time to time.
Role of the Independent Compensation Consultant
For 2021, the Compensation Committee engaged Aon, an independent compensation consultant, to provide independent executive compensation advisory services, including recommending an appropriate peer group for setting 2021 compensation and conducting a 2021 annual total compensation study for executive and key manager positions. Aon did not provide any other services to us in 2021 beyond its engagement as an advisor to the Compensation Committee on executive and director compensation matters. After review and consultation with Aon and management, the Compensation Committee determined that Aon was independent and that there was no conflict of interest resulting from retaining Aon during the year ended December 31, 2021. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Peer Companies and Competitive Market Data
The Compensation Committee annually approves a peer group to be used for comparative market data as well as executive compensation program design. The peer group is constructed with input from the Compensation Committee’s independent compensation consultant and management, and is ultimately approved by the Compensation Committee after review. The Compensation Committee worked with Aon to assess our peer group and approved an updated peer group for use by the Compensation Committee for purposes of determining 2021 compensation.
The parameters for determining the appropriate peer group annually are a combination of the following:
•Gaming, hotel, and leisure companies;
•Revenues of approximately 0.4x to 3.0x Golden’s annual revenues;
•Companies using Golden as a peer company;
•Peer companies of the peer companies; and
•Companies Golden competes with for management talent and business.
The peer group approved by the Compensation Committee for the NEOs consisted of 11 companies in the gaming and hospitality industries. The Compensation Committee used this peer group consisting of the companies presented in the table below in connection with its evaluation of competitive target total compensation opportunities for executive officers for 2021 (listed from largest to smallest by revenue):

Company	Ticker
Penn National Gaming, Inc.	PENN
Boyd Gaming Corporation	BYD
Caesars Entertainment, Inc. (formerly Eldorado Resorts)	CZR
Vail Resorts, Inc.	MTN
Red Rock Resorts, Inc.	RRR
Cedar Fair, L.P.	FUN
Churchill Downs Inc.	CHDN
Choice Hotels International, Inc.	CHH
The Marcus Corporation	MCS
Ballys Corporation	BALY
Monarch Casino & Resort, Inc.	MCRI

Peer group disclosure is supplemented with survey market data for selected roles, where broader U.S. market comparisons are relevant. We believe the review of both peer group and survey data provides an appropriate comprehensive market overview for determining compensation adjustments. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.
The Committee uses competitive compensation data from the annual total compensation study of peer companies and surveys to inform decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
The allocation of an executive’s target total cash compensation and his annual long-term incentive awards may vary from year to year. However, the Compensation Committee believes that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash bonus incentives) and long-term incentive compensation (long-term equity-based awards).
The compensation levels of the NEOs reflect to a significant degree the varying roles and responsibilities of our executives. As a result of the Compensation Committee’s assessment of Mr. Sartini’s roles and responsibilities within our company, there is a significant compensation differential between him and the other NEOs.
Consideration of Say-on-Pay Vote Results
At our 2021 annual meeting of shareholders, shareholders approved, on an advisory basis, the compensation of our NEOs at that time, as disclosed pursuant to the compensation disclosure rules of the SEC, with over 92% of shareholder votes cast in favor of our say-on-pay resolution (excluding abstentions and broker non-votes). As the Compensation Committee evaluated our executive compensation policies and practices following the 2021 annual meeting of shareholders, the Committee was mindful of the strong support our shareholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our executive officers when they deliver value for our shareholders. The Compensation Committee will continue to consider the outcome of say-on-pay advisory votes when making future compensation decisions for our NEOs.
Key Elements of Executive Compensation Program
The three key elements of our executive compensation program are: (i) base salary, providing a market-based level of salary for performance of an executive’s primary responsibilities; (ii) our annual incentive program, providing annual cash incentives and creating a direct link between executive compensation and short-term company performance; and (iii) long-term equity incentive awards, focusing executives on the enhancement of long-term shareholder value, encouraging equity ownership and providing retention incentives to key executive talent. All of these elements of compensation are taken into account when compensation decisions are made by the Compensation Committee. The following charts reflect annual target compensation mix for our Chief Executive Officer and other NEOs:

2021 Executive Compensation Decisions
Base Salary
Below are the base salaries of our NEOs:

NEO	2020 Base Salary	2021 Base Salary	% Change
Blake L. Sartini	$1,000,000	$1,000,000	—%
Charles H. Protell	750,000	750,000	—%
Stephen A. Arcana	600,000	600,000	—%
Blake L. Sartini II	425,000	425,000	—%
Thomas E. Haas (1)	250,000	275,000	10%

(1)Based on the review of competitive market data provided by our compensation consultant, the Compensation Committee approved an increase to Mr. Haas’ base salary to $275,000 effective June 3, 2021.
Based on the review of competitive market data provided by our compensation consultant, the Compensation Committee approved an increase to the base salaries of our NEOs effective April 4, 2022 in order to maintain a competitive posture with peer market data to the following: $1,050,000 for Mr. Sartini, $785,000 for Mr. Protell, $630,000 for Mr. Arcana, $450,000 for Mr. Sartini II and $300,000 for Mr. Haas. Any future adjustments to base salary for our NEOs will be reflective of factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive external market positioning and the overall market demand for such executives. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive’s base salary will be evaluated together with components of the executive’s other compensation to ensure that the executive’s target and actual total compensation are consistent with our overall compensation philosophy.
Annual Incentive Program — Structure
Under Golden’s 2021 Annual Incentive Program, each NEO’s annual bonus is generally tied to corporate goals established at the beginning of each fiscal year by the Compensation Committee, and if there is more than one corporate performance goal, with the relative weightings between those goals also approved by the Compensation Committee. A portion of an NEO’s annual bonus may also be determined in the discretion of the Compensation Committee based on the participant’s individual performance and such other factors as the Compensation Committee deems appropriate. A participant must generally remain employed through the date of payment of his or her annual bonus under the annual incentive program in order to remain eligible to receive such bonus.
The 2021 Annual Incentive Program provided annual bonus opportunities for the NEOs and other employees designated as participants by the Compensation Committee. The methodology for determining annual bonuses under the 2021 Annual Incentive Program was designed to motivate and reward participants for their contributions to Golden, based on Adjusted EBITDA performance. Target bonuses as a percent of base salary under the 2021 Annual Incentive Program for the NEOs were as follows:

NEO	2020 Target	2021 Target
Blake L. Sartini	125%	125%
Charles H. Protell	100%	100%
Stephen A. Arcana	100%	100%
Blake L. Sartini II (1)	50%	65%
Thomas E. Haas (1)	35%	50%

(1)An increase of target bonus as a percent of base salary for Messrs. Sartini II and Haas was approved by the Compensation Committee on June 3, 2021 based on the review of competitive market data provided by our compensation consultant.
Based on the review of competitive market data provided by our compensation consultant, the Compensation Committee approved an increase to the target bonuses of our NEOs effective April 4, 2022 in order to maintain a competitive posture with peer market data to the following: 150% for Mr. Sartini, 115% for Messrs. Protell and Arcana, 85% for Mr. Sartini II and 75% for Mr. Haas.

The corporate financial metric for purposes of the 2021 Annual Incentive Program was Adjusted EBITDA. We use Adjusted EBITDA because it is an objective and quantifiable measurement of our financial performance. It provides meaningful historical comparisons, is an appropriate and consistent measurement within our industry, and is the primary driver of enhanced total shareholder return. For purposes of the 2021 Annual Incentive Program, “Adjusted EBITDA” means consolidated net income of Golden Entertainment, Inc. for 2021, plus interest expense, federal, state, local and foreign income taxes (net of any federal, state, local and foreign income tax credits), depreciation and amortization expense, share-based compensation expense, any fees and expenses related to completed or proposed acquisitions or dispositions or any amendments to our credit facilities or any loan documents thereunder, pre-opening losses, charges and expenses relating to the opening of new locations operated, or to be operated, by us, any loss on disposal of assets, executive severance and sign-on bonuses, class action litigation expenses, and any non-recurring, non-cash or extraordinary charges reducing consolidated net income, including impairments and other losses; and minus any gain on disposal of assets increasing consolidated net income, any non-recurring or extraordinary gains or charges increasing consolidated net income, any net benefit from federal, state, local and foreign income taxes increasing consolidated net income, and interest income and non-cash gains increasing such consolidated net income. 2021 Adjusted EBITDA was calculated excluding the cost of awards payable under the 2021 Annual Incentive Program. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income for fiscal years 2021 and 2020, refer to page 28 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.
Threshold, target, and maximum performance levels for Adjusted EBITDA and corresponding payout opportunities were approved by the Compensation Committee in April 2021. The following table summarizes the actual approved 2021 Adjusted EBITDA performance and the actual approved payout as a percent of target:

Performance Level	Performance Requirement	2021 Adjusted EBITDA Achievement (in millions)	Payout as a % of Target
Below Threshold	Below 85% of target	Below $136.9	0%
Threshold	85% of target	$136.9	50%
Target	100% of target	$161.0	100%
Maximum	115% of target	$185.2	200%
Actual 2021 Adjusted EBITDA calculated for the purpose of determination of payout (excluding the cost of awards payable under the 2021 Annual Incentive Program) was $300.7 million and resulted in payout of 200% of target.
Long-Term Equity Incentives
Compensation through the annual grants of equity awards under the 2015 Plan is intended to align executives’ and shareholders’ long-term interests by creating a direct link between a portion of executive compensation and increases in the price of our common stock. As is the case when the amounts of base salary and annual incentives are determined, a review of all elements of compensation is conducted by the Compensation Committee when determining equity awards to ensure that total compensation conforms to our overall compensation philosophy and objectives, as described above.
2021 Long-Term Equity Incentive Awards
The Compensation Committee approved the long-term incentive awards for the NEOs in 2021. Specifically, the Compensation Committee awarded 50% of each executive’s target long-term incentive value in the form of RSUs and 50% of such value in the form of PSUs for a “target” number of shares.
The RSUs will vest over three years in equal installments on each anniversary of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, refer to “Executive Employment Agreements and Equity Awards Acceleration” below.
The PSUs that will be eligible to vest will be determined based on our attainment of performance goals set by the Compensation Committee for 2021. The percentage achieved for the year relative to the performance objective for such year was applied to the “target” number of PSUs granted to each executive officer. In 2021, the Compensation Committee approved a structural change to the PSU grants. We changed from a two-year averaging approach to earn shares with a one-year additional vesting requirement, to a one-year performance period to earn shares with a two-year additional vesting requirement. The Compensation Committee firmly believes this is an enhancement that allows us to set challenging targets that better reflect current financial expectations, and incorporate any changes to our business due to micro- and macroeconomic impacts to Golden and the gaming industry. The Compensation Committee continues to set challenging but reasonable targets in an uncertain COVID-19 environment. In addition, the final value delivered is highly dependent on sustained stock price performance over three years. The PSUs will be earned based on the following methodology:

•The performance goals for purposes of the PSUs were the same as those that were set by the Compensation Committee for purposes of the 2021 Annual Incentive Program, and the Adjusted EBITDA objectives for 2021 for purposes of the PSUs were the same as those discussed above in connection with the 2021 Annual Incentive Program. Earned shares will be dependent on our one year performance as a percent of target.
•At “threshold” performance, 50% of the “target” number of PSUs will be earned, at “target” performance, 100% of the “target” number of PSUs will be earned, and at “maximum” performance, 200% of the “target” number of PSUs will be earned, with linear interpolation applied between performance levels.
•Following the end of 2021, the number of “earned” PSUs are then subject to two additional years of time-based vesting and will vest on March 14, 2024 (the third anniversary of the date of grant), subject to the executive’s continued employment through such vesting date.
•Based on our 2021 Adjusted EBITDA of $300.7 million (calculated excluding the cost of awards payable under the 2021 Annual Incentive Program), 200% of the target PSUs were deemed “earned” and will be eligible to vest on March 14, 2024 (the third anniversary of the date of grant), subject to the executive’s continued employment through such vesting date, as reflected in the table below:

2021 Adjusted EBITDA Target (in millions)	2021 Adjusted EBITDA Actual (in millions)	Percentage of Adjusted EBITDA Target achieved for 2021	Final 2021 PSU Award “Earned” as a % of Target
$161.0	$300.7	186.8%	200%
For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, refer to “Executive Employment Agreements and Equity Awards Acceleration” below.
The long-term incentive awards granted to the NEOs in 2021 are listed in the “Grants of Plan-Based Awards” table below.
Earnout of 2020 PSU Awards
The PSUs awarded in 2020 were eligible to be earned based on the average performance for 2020 and 2021.
On March 11, 2022, the Compensation Committee certified our performance results for 2021 and determined that 200% of the “target” 2020 PSU awards granted to the NEOs were “earned” based on our performance during 2020 and 2021. The 2020 PSUs will be eligible to vest on March 14, 2023, subject to an NEO’s continued employment through such date. The payout calculation is as follows:

2020 PSU Award Achievement	Percentage
Percentage of Adjusted EBITDA Target achieved for 2021	186.8%
Percentage of Adjusted EBITDA Target achieved for 2020	97.6%	(1)
Average achievement for 2020 and 2021	142.2%
Final 2020 PSU Award “Earned” as a % of Target	200.0%

(1) The Adjusted EBITDA and Adjusted EBITDA target achieved for 2020 were as follows: threshold performance level at $169,700,000, representing 85% of target Adjusted EBITDA, the target performance level at $199,600,000, and the maximum performance level at $229,500,000, representing 115% of target Adjusted EBITDA. Golden’s Adjusted EBITDA as calculated for this purpose was 97.6% of target Adjusted EBITDA for 2020.
Based on the attained payout factor of 200% for 2020 and 2021 PSUs, the NEOs will be eligible to vest in the following number of shares on March 14, 2023 and March 14, 2024, respectively, subject to their continued employment with Golden:

NEO	2020 PSU Award	2021 PSU Award
Blake L. Sartini	310,384	103,448
Charles H. Protell	169,300	58,190
Stephen A. Arcana	135,440	46,552
Blake L. Sartini II	71,952	25,646
Thomas E. Haas	11,286	4,310

One-Time RSU Grant
The Compensation Committee generally does not make one-time RSU awards, except in rare circumstances as warranted by the situation in a very limited and judicious manner, and with robust disclosure of the rationale and context. Effective August 4, 2021, the Compensation Committee made a one-time award of RSUs to Mr. Protell, with a target value of $1 million. The Compensation Committee granted these RSUs in recognition of Mr. Protell’s significant contributions leading to the receipt of a $60 million cash payment in July 2021 pursuant to the amendment of an agreement between Golden, American Wagering, Inc. and William Hill U.S. HoldCo, Inc. The Committee determined that one-third of this RSU award would vest immediately upon grant, with the remaining amounts vesting one-third on the first and second anniversaries of Golden’s receipt of this cash payment, on July 14, 2022, and July 14, 2023, respectively, subject to Mr. Protell’s continued service to Golden through each of those dates.
One-Time Cash Bonuses
The Compensation Committee generally does not provide one-time cash bonus awards, except in rare circumstances as warranted by the situation in a very judicious and limited manner, and with robust disclosure of the rationale and context. In 2020, all of our properties were temporarily closed to the public and our distributed gaming operations at third-party locations were suspended as result of government-mandated closures relating to the COVID-19 pandemic. While we re-opened our casino properties and resumed our distributed gaming operations during the second and third quarters of 2020, the implementation of protocols intended to protect team members, gaming patrons and guests from potential COVID-19 exposure limited our operations in 2020 and have continued to limit our operations in 2021.
Our executive officers recognized that it was imperative to ensure that customers understood our safety standards so that they would feel comfortable to visit our properties, and that it was equally imperative to ensure that our team members were made aware of and implemented all of our safety protocols so that they, too, would feel comfortable to continue their employment with us and to remain engaged, as well as to avoid staffing disruptions and maintain continuous operations. During the pandemic, our executive officers implemented various mitigating actions to preserve liquidity, including delaying material capital expenditures, reducing operating expenses and implementing a cost reduction program with respect to discretionary expenditures.
In 2021, our shareholder return was 154% and Adjusted EBITDA grew by 165% and 59% over 2020 and 2019, respectively. Our strong 2021 stock price and financial performance translated to a maximum payout under the 2021 Annual Incentive Program and strong performance under the 2020 and 2021 PSUs, demonstrating the strong pay-for-performance alignment of the executive compensation program. Given that these results were achieved on the heels of the first year of the COVID-19 pandemic, the Compensation Committee determined that Golden would be best served by awarding one-time cash bonuses to the executive officers who led this strong absolute and relative performance. These bonuses recognized the superb actions taken by the executive officers during the COVID-19 pandemic, actions that allowed us to weather the early months of the pandemic and positioned us in 2021 to successfully retain employees, thrive during the recovery and generate strong increases in stockholder value.
Other Benefits
We provide our executives with the following types of other benefits: (i) perquisites; (ii) health, dental, life, and disability insurance; and (iii) retirement benefits. We will periodically review the levels of perquisites and other individual benefits provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices. From time to time, we may also agree to pay sign-on bonuses to executives who agree to commence employment with us.
Perquisites. Pursuant to the terms of their employment agreements, we provide certain perquisites to our NEOs with employment agreements. Each NEO with an employment agreement is entitled to an allowance for health insurance premiums, participation in the executive supplemental health insurance program, and term life insurance and disability coverage at our expense. In addition, our NEOs with employment agreements are entitled to reimbursement of country club dues, reimbursement of disability coverage and reimbursement of personal automobile lease and related expenses, and Mr. Sartini is also entitled to reimbursement of premiums under certain individually-obtained life insurance policies (not to exceed $200,000 annually). With respect to Messrs. Sartini, Arcana and Sartini II, these perquisites were in effect for them prior to their joining our organization in connection with the Sartini Gaming Merger in 2015.
Health, Dental, Life and Disability Insurance. We offer all of our regular employees, including the NEOs, health, life, disability and dental insurance.

Retirement Benefits. All of our regular employees, including the NEOs, who meet certain defined requirements may participate in our 401(k) plan. We have the discretion to match employee contributions. Under our current matching policy, we match one-fourth of the first four percent of gross earnings contributed by our employees, up to a maximum match of one percent. Our Board of Directors has discretion to make additional contributions to our 401(k) plan.
Severance and Change in Control Provisions. We have entered into employment agreements with each of the NEOs, aside from Mr. Haas, that provide for certain severance benefits in the event that an NEO’s employment is involuntarily or constructively terminated. We recognize the challenges executives often face securing new employment following termination. To mitigate these challenges and to secure the focus of the management team on our affairs, all executive officers are entitled to receive severance payments under their employment agreements upon certain types of termination. The terms of these employment agreements are described below under “Executive Employment Agreements and Equity Award Acceleration.” We believe that reasonable severance benefits for our executive officers are important because there may be limited opportunities for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide Mr. Sartini with enhanced benefits in the event of a qualifying termination following a change-in-control as a means of reinforcing and encouraging his continued attention and dedication to his duties without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change-in-control. We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and providing change-in-control benefits for Mr. Sartini should eliminate any reluctance to pursue potential change-in-control transactions that may be in the best interests of shareholders.
We also extend severance benefits because they are essential to help us fulfill the objectives of attracting and retaining key leadership and managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by us. While these arrangements form an integral part of the potential total compensation provided to these individuals and are considered by the Compensation Committee when determining executive compensation, the decision to offer these benefits does not influence the Compensation Committee’s determinations concerning other levels of pay or benefits.
Compensation Risk Assessment
The Compensation Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Compensation Committee believes our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on Golden. The following features of our programs mitigate this risk:
•The Compensation Committee retains an independent compensation consultant to assist with annual compensation decisions;
•The Compensation Committee approves the annual incentive program financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned after the end of the fiscal year;
•In fiscal year 2021, the 2021 Annual Incentive Program and PSUs capped potential payouts at 200% of the target opportunity to mitigate potential windfalls;
•We utilize a mix of cash and equity incentive programs, and all equity awards granted to our NEOs are subject to multi-year vesting;
•We utilize a portfolio of equity award types;
•We utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards our shareholders’ best interests in light of potential employment uncertainty; and
•Executives are subject to minimum stock ownership guidelines and limitations on trading in our securities.

Stock Ownership Guidelines
Our Stock Ownership Guidelines apply to all of our executive officers and senior vice presidents (in addition to our non-employee directors discussed in “Director Compensation” above). Under our current Stock Ownership Guidelines, our executive officers and senior vice presidents are expected to own shares of our common stock with a market value as follows:

Position	Guideline Salary Multiple
Chief Executive Officer	6x Annual Base Salary
President, Chief Financial Officer and Chief Operating Officer	3x Annual Base Salary
All Other Executives	1x Annual Base Salary
Under our current Stock Ownership Guidelines, applicable ownership of common stock comprises:
•Shares held of record or beneficially by the executive, by his or her spouse, or by trusts for the benefit of the executive, his or her spouse, or members of his or her immediate family; and
•Shares held in a 401(k) or other qualified pension, profit-sharing or deferred compensation plan for the benefit of the executive.
Each executive is expected to meet the requirements set forth in the Stock Ownership Guidelines by later of (i) March 2023 or (ii) the fifth anniversary of his or her first appointment to such office. As of December 31, 2021, each of our executive officers met our Stock Ownership Guidelines.
Policy Regarding Certain Transactions in Company Securities
Our Insider Trading Policy prohibits our directors, officers and employees from engaging in the following transactions: (i) short sales of our securities and (ii) buying or selling puts or calls or other publicly traded options with respect to our securities. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officer and employees.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for any “covered employee” (as defined in Section 162(m)). Under Section 162(m), compensation above $1,000,000 is generally non-deductible for any covered employee. Our objectives are not always consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by us and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.
Accounting for Share-Based Compensation
Golden accounts for share-based payments, including its long-term equity incentive program, in accordance with the requirements of the ASC 718.

Compensation Committee Report *
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Golden Entertainment Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 and in this proxy statement.
The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE
Terrence L. Wright (Chair)
Ann D. Dozier
*The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2021 Summary Compensation Table
The following table sets forth the compensation for the last three fiscal years awarded to or earned by our NEOs.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total

Blake L. Sartini	2021	$1,000,000		$2,000,000	$2,999,992	$2,500,000	$281,392	$8,781,384
Chief Executive Officer and	2020	1,038,462	(1)	—	2,750,002	1,149,995	287,324	5,225,783
Chairman of the Board	2019	1,000,000		—	2,500,020	1,164,935	270,711	4,935,666

Charles H. Protell	2021	750,000		1,500,000	2,680,793	1,500,000	74,496	6,505,289
President, Chief Financial	2020	778,846	(1)	—	1,499,998	689,997	89,594	3,058,435
Officer and Treasurer	2019	651,923		—	2,387,000	613,554	83,375	3,735,852

Stephen A. Arcana	2021	600,000		1,500,000	1,350,008	1,200,000	78,498	4,728,506
Executive Vice President and	2020	623,077	(1)	—	1,199,998	551,986	93,989	2,469,050
Chief Operating Officer	2019	600,000		—	1,050,000	559,169	88,058	2,297,227

Blake L. Sartini II	2021	425,000		1,000,000	743,763	552,500	51,778	2,773,041
Executive Vice President of	2020	441,346	(1)	—	637,495	195,489	60,299	1,334,629
Operations	2019	425,000		—	531,372	198,039	48,892	1,203,303

Thomas E. Haas	2021	264,423		450,000	124,990	264,583	11,072	1,115,068
Senior Vice President and	2020	259,615	(1)		99,994	80,504	9,081	449,194
Chief Accounting Officer

(1)For 2020, each of the NEOs earned an additional paycheck as a result of an extra pay period during 2020.
(2)Represents the grant date fair value of the RSUs and PSUs granted to the NEOs in the applicable fiscal year under ASC 718. The grant date fair value is the amount at the grant date Golden expected to expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. The grant date fair value of the PSUs granted to the NEOs in 2021, 2020 and 2019 was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be 100% of the target level of performance. The full grant date fair value of the 2021 PSU awards to the NEOs, assuming the highest level of possible performance, is as follows: Mr. Sartini, $2,999,992; Mr. Protell, $1,687,510; Mr. Arcana, $1,350,008; Mr. Sartini II, $743,734; and Mr. Haas, $124,990. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 7 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.
(3)Represents amounts earned under our annual incentive program for 2021 and 2019. For 2020, the Compensation Committee approved payment of the 2020 annual incentive program in the form of RSUs (instead of cash) with a three-year ratable vesting period in order to conserve our cash position in light of COVID-19 outbreak. The amount for 2020 represents the aggregate grant date fair value, calculated in accordance with ASC 718, as reflected in the table below. The grant date fair value is the amount at the grant date Golden expected to expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. For the RSUs, the grant date fair value is equal to the share price on March 12, 2021, the date of the grant. A discussion of the assumptions used in the valuation of the RSU awards may be found in Note 7 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

	Final 2020 Annual Incentive Award	/	Closing Price on Grant Date	=	RSUs Granted	ASC 718 Grant Date Fair Value of RSUs
Blake L. Sartini	$1,150,000		$29.00		39,655	$1,149,995
Charles H. Protell	690,000		29.00		23,793	689,997
Stephen A. Arcana	552,000		29.00		19,034	551,986
Blake L. Sartini II	195,500		29.00		6,741	195,489
Thomas E. Haas	80,500		29.00		2,776	80,504
(4)The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” for the year ended December 31, 2021:

	Medical Cost Reimbursement	Life Insurance Benefits	Other (a)	Total
Blake L. Sartini	$32,599	$190,918	$57,875	$281,392
Charles H. Protell	33,456	2,040	39,000	74,496
Stephen A. Arcana	35,324	3,674	39,500	78,498
Blake L. Sartini II	26,088	1,690	24,000	51,778
Thomas E. Haas	6,048	4,524	500	11,072

(a) For Messrs. Sartini, Protell and Arcana amounts shown consist of an automobile allowance and country club dues (including an aggregate of $42,875 representing a car allowance and company paid car provided to Mr. Sartini). For Mr. Sartini II, amount shown consists of an automobile allowance.

2021 Grants of Plan-Based Awards Table
The following table sets forth information regarding our 2021 Annual Incentive Program, the grants of long-term incentive awards with respect to shares of our common stock to our NEOs during the year ended December 31, 2021.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock Units (#)(3)		Grant date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Blake L.	—	—	$625,000	$1,250,000	$2,500,000	—	—	—	—		$—
Sartini	3/12/2021	3/12/2021	—	—	—	—	—	—	51,724		1,499,996
	3/12/2021	3/12/2021	—	—	—	25,862	51,724	103,448	—		1,499,996

Charles H.	—	—	375,000	750,000	1,500,000	—	—	—	—		—
Protell	3/12/2021	3/12/2021	—	—	—	—	—	—	29,095		843,755
	3/12/2021	3/12/2021	—	—	—	14,548	29,095	58,190	—		843,755
	8/04/2021	8/04/2021	—	—	—	—	—	—	22,331	(5)	993,283

Stephen A.	—	—	300,000	600,000	1,200,000	—	—	—	—		—
Arcana	3/12/2021	3/12/2021	—	—	—	—	—	—	23,276		675,004
	3/12/2021	3/12/2021	—	—	—	11,638	23,276	46,552	—		675,004

Blake L.	—	—	138,125	276,250	552,500	—	—	—	—		—
Sartini II	3/12/2021	3/12/2021	—	—	—	—	—	—	12,824		371,896
	3/12/2021	3/12/2021	—	—	—	6,412	12,823	25,646	—		371,867

Thomas E.	—	—	68,750	137,500	275,000	—	—	—	—		—
Haas	3/12/2021	3/12/2021	—	—	—	—	—	—	2,155		62,495
	3/12/2021	3/12/2021	—	—	—	1,078	2,155	4,310	—		62,495

(1)Represents bonus opportunities under our 2021 Annual Incentive Program.
(2)Represents PSUs granted on March 12, 2021. Provided that the executives continue to render services to us through the applicable vesting date, the vesting of the PSUs is subject to our attainment of an Adjusted EBITDA target for fiscal year 2021. Between 0%-200% of such “target” number of shares subject to the awards were eligible to be earned based on our attainment of performance goals set by the Compensation Committee for 2021 (which were the same performance goals approved by the Compensation Committee under Golden’s annual incentive program for 2021). The percentage achievement for 2021 relative to the performance objectives for such year was determined at the end of the performance period and applied to the “target” number of shares, which achievement percentage was determined to be 200%. The number of “earned” shares are then subject to two additional years of time-based vesting, with such shares vesting on the third anniversary of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “2021 Executive Compensation Decisions — 2021 Long-Term Equity Incentive Awards” above.
(3)Except as described in footnote (5) below, represents RSUs granted to the executives in 2021. Provided that the executives continue to render services to us through the applicable vesting date, the RSUs will vest in three equal installments on the first three anniversaries of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration” below.
(4)Represents the grant date fair value of the RSUs and PSUs granted to the NEOs, as calculated under ASC 718. The grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 7 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(5)Represents RSUs granted to Mr. Protell in 2021. The RSUs were fully vested as to one-third of the award upon grant. Provided that Mr. Protell continues to render services to us through the applicable vesting date, the remaining RSUs vest in two equal installments on July 14, 2022, and July 14, 2023.

2021 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information relating to equity awards outstanding as of December 31, 2021 for each of our NEOs.

	Options Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Options Exercise Price (2)	Option Expiration Date	Number of Shares, or Units, of Stock That Have Not Vested		Market Value of Shares, or Units of Stock That Have Not Vested (11)

Blake L. Sartini	8/27/2015	440,000	$7.34	8/26/2025	—		$—
	8/26/2016	264,000	12.51	8/26/2026	—		—
	3/20/2017	200,000	13.50	3/20/2027	—		—
	3/18/2019	—	—	—	29,488	(3)	1,490,029
	3/18/2019	—	—	—	82,007	(4)	4,143,814
	3/13/2020	—	—	—	103,461	(5)	5,227,884
	3/13/2020	—	—	—	310,384	(6)	15,683,704
	3/12/2021	—	—	—	51,724	(7)	2,613,614
	3/12/2021	—	—	—	103,448	(9)	5,227,227

Charles H. Protell	11/28/2016	250,000	12.57	11/28/2026	—		—
	3/20/2017	25,000	13.50	3/20/2027	—		—
	3/18/2019	—	—	—	12,385	(3)	625,814
	3/18/2019	—	—	—	34,443	(4)	1,740,405
	8/5/2019	—	—	—	100,000	(8)	5,053,000
	3/13/2020	—	—	—	56,433	(5)	2,851,559
	3/13/2020	—	—	—	169,300	(6)	8,554,729
	3/12/2021	—	—	—	29,095	(7)	1,470,170
	3/12/2021	—	—	—	58,190	(9)	2,940,341
	8/4/2021	—	—	—	14,888	(10)	752,291

Stephen A. Arcana	8/27/2015	100,000	7.34	8/26/2025	—		—
	8/26/2016	140,000	12.51	8/26/2026	—		—
	3/20/2017	100,000	13.50	3/20/2027	—		—
	3/18/2019	—	—	—	12,385	(3)	625,814
	3/18/2019	—	—	—	34,443	(4)	1,740,405
	3/13/2020	—	—	—	45,147	(5)	2,281,278
	3/13/2020	—	—	—	135,440	(6)	6,843,783
	3/12/2021	—	—	—	23,276	(7)	1,176,136
	3/12/2021	—	—	—	46,552	(9)	2,352,273

Blake L. Sartini II	8/27/2015	50,000	7.34	8/26/2025	—		—
	8/26/2016	70,000	12.51	8/26/2026	—		—
	3/20/2017	75,000	13.50	3/20/2027	—		—
	3/18/2019	—	—	—	6,267	(3)	316,672
	3/18/2019	—	—	—	17,430	(4)	880,738
	3/13/2020	—	—	—	23,984	(5)	1,211,912
	3/13/2020	—	—	—	71,952	(6)	3,635,735
	3/12/2021	—	—	—	12,824	(7)	647,997
	3/12/2021	—	—	—	25,646	(9)	1,295,892

Thomas E. Haas	3/18/2019	—	—	—	1,033	(3)	52,197
	3/18/2019	—	—	—	2,871	(4)	145,072
	3/13/2020	—	—	—	3,762	(5)	190,094
	3/13/2020	—	—	—	11,286	(6)	570,282
	3/12/2021	—	—	—	2,155	(7)	108,892
	3/12/2021	—	—	—	4,310	(9)	217,784

(1)The options vested over a period of four years from the grant date. The options have a ten-year term from the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration” below.
(2)The net proceeds received from the sale of our $60.0 million subordinated promissory note from the Jamul Indian Village were distributed to shareholders during the summer of 2016. In connection with this special dividend, the Compensation Committee made appropriate and equitable adjustments to our outstanding stock options in July 2016 by reducing the exercise prices of outstanding options by $1.71 per share, in accordance with the terms of the 2015 Plan, the underlying stock option agreements, and applicable tax law.
(3)Represents RSUs granted on March 18, 2019 that had not vested as of December 31, 2021, but have since vested on March 14, 2022.
(4)Represents PSUs granted on March 18, 2019. In March 2021, the Compensation Committee determined that the PSUs were “earned” at 92.7% of “target” levels based on our performance during 2019 and 2020 and thus, are reflected at such level in the table above. This number of “earned” shares was subject to one additional year of time-based vesting and such shares have since vested on March 14, 2022.
(5)Represents RSUs granted on March 13, 2020 that had not vested as of December 31, 2021. Provided that the executives continue to render services to us through the applicable vesting date, the RSUs will vest in two equal installments on March 14, 2022 and 2023. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration” below.
(6)Represents PSUs granted on March 13, 2020. Provided that the executives continue to render services to us through the applicable vesting date, the vesting of the PSUs was subject to our attainment of an Adjusted EBITDA target for fiscal years 2020 and 2021. Between 0%-200% of such “target” number of shares subject to the awards were eligible to be earned based on our attainment of performance goals set by the Compensation Committee for 2020 and 2021 (which were the same performance goals approved by the Compensation Committee under Golden’s annual incentive program for these years). At “threshold” performance, 50% of the “target” number of PSUs were eligible to be earned, at “target” performance, 100% of the “target” number of PSUs were eligible to be earned, and at “maximum” performance, 200% of the “target” number of PSUs will be earned, with linear interpolation applied between performance levels. On March 11, 2022, the Compensation Committee determined that the 2020 PSUs were “earned” at 200% of “target” levels based on our performance during 2020 and 2021. Refer to further discussion in “Compensation Discussion and Analysis — 2021 Executive Compensation Decisions — Earnout of 2020 PSU Awards” above. The PSUs are reflected at such level in the table above. This number of “earned” shares are then subject to an additional year of time-based vesting, with such shares vesting on the third anniversary of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “2021 Executive Compensation Decisions — 2021 Long-Term Equity Incentive Awards” above.
(7)Represents RSUs granted on March 12, 2021. Provided that the executives continue to render services to us through the applicable vesting date, the RSUs will vest in three equal installments on March 14, 2022, 2023 and 2024. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration” below.
(8)Represents RSUs granted to Mr. Protell on August 5, 2019 in connection with his promotion to President. Such RSUs will vest on the fifth anniversary of the date of grant provided Mr. Protell continues to render services to us through the applicable vesting date. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration” below.
(9)Represents PSUs granted on March 12, 2021. Provided that the executives continue to render services to us through the applicable vesting date, the vesting of the PSUs was subject to our attainment of an Adjusted EBITDA target for fiscal year 2021. Between 0%-200% of such “target” number of shares subject to the awards were eligible to be earned based on our attainment of performance goals set by the Compensation Committee for 2021 (which were the same performance goals approved by the Compensation Committee under our annual incentive program for 2021). At “threshold” performance, 50% of the “target” number of PSUs were eligible to be earned, at “target” performance, 100% of the “target” number of PSUs were eligible to be earned, and at “maximum” performance, 200% of the “target” number of PSUs were eligible to be earned, with linear interpolation applied between performance levels. On March 11, 2022, the Compensation Committee determined that the 2021 PSUs were “earned” at 200% of “target” levels based on our performance during 2021. Refer to further discussion in “Compensation Discussion and Analysis —2021 Executive Compensation Decisions — 2021 Long-Term Equity Incentive Awards” above. The PSUs are reflected at such level in the table above. This number of “earned” shares are then subject to an additional year of time-based vesting, with such shares vesting on the third anniversary of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “2021 Executive Compensation Decisions — 2021 Long-Term Equity Incentive Awards” above.
(10)Represents RSUs granted to Mr. Protell on August 4, 2021 and reflects the number of RSUs that had not vested as of December 31, 2021. Provided that Mr. Protell continues to render services to us through the applicable vesting date, the RSUs will vest in two equal installments on July 14, 2022 and 2023. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration” below.
(11)The market value per share was determined using the closing price per share of our common stock of $50.53 on December 31, 2021, the last trading day of 2021.
2021 Option Exercises and Stock Vested
The following table sets forth certain information relating to the exercise of stock options and the vesting of stock awards for each of our NEOs during the year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Blake L. Sartini	—	$—	126,755	$3,675,895
Charles H. Protell	—	—	67,170	2,083,765
Stephen A. Arcana	70,000	3,225,600	54,083	1,568,407
Blake L. Sartini II	60,000	2,764,800	27,937	810,173
Thomas E. Haas	—	—	4,507	130,703

(1)Represents RSUs that vested during 2021. The value realized is calculated by multiplying the closing market price of our common stock on the release date by the number of RSUs that vested on that date.
Pension Benefits
None of the NEOs were eligible to participate in a qualified or non-qualified defined benefit pension plan during 2021.
Non-Qualified Deferred Compensation
None of the NEOs were eligible to participate in a non-qualified deferred compensation plan during 2021.
Executive Employment Agreements and Equity Award Acceleration
Employment Agreements
Golden entered into at-will employment agreements with each of Messrs. Sartini and Arcana on October 1, 2015 and Mr. Protell on November 15, 2016. Golden entered into an at-will employment agreement with Mr. Sartini II on October 1, 2015, which was amended and restated on March 10, 2017 and further amended in March 2018. We do not have an employment agreement with Mr. Haas at this time. Under each employment agreement, in addition to the executive’s annual base salary, the executive is entitled to participate in Golden’s incentive compensation programs applicable to the executive officers. The executive officers are also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements. Each executive officer with an employment agreement is also provided with other benefits as set forth in the respective employment agreement. In the event of a termination without “cause” or a “constructive termination” (each, a “Qualifying Termination”), each employment agreement provides for the payment of severance to the executive in connection with his termination of employment, as well as continued health benefits, as described below, and acceleration of vesting of the executive’s stock awards (other than as such accelerated vesting is revised in the award agreements for the PSUs or as otherwise described below for Mr. Protell’s August 2019 RSU award). In the event of an executive’s termination of employment by reason of his death or disability, all of his stock awards will vest. The employment agreements also contain customary confidentiality, non-solicitation and non-compete provisions.
Under Mr. Sartini’s employment agreement, as amended, Mr. Sartini serves as our Chief Executive Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Sartini’s employment agreement, as amended, provides for an annual base salary of $1,000,000 and Mr. Sartini’s target bonus for purposes of our annual incentive compensation plan is equal to 125% of his annual base salary. In the event of a Qualifying Termination, Mr. Sartini will be entitled to receive a lump-sum payment equal to the Severance Multiplier (defined below) multiplied by the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, plus continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to (i) the number of months by which the product of the Severance Multiplier multiplied by 12 exceeds 18, multiplied by (ii) his monthly health insurance premium at the date of termination. The “Severance Multiplier” in Mr. Sartini’s employment agreement is three for the first three years of the agreement, two and one-half for the next year of the agreement, and two thereafter, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).
Under Mr. Protell’s employment agreement, as amended, Mr. Protell serves as our President and Chief Financial Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer. Mr. Protell’s employment agreement, as amended, provides for an annual base salary of $750,000, and Mr. Protell’s target bonus for purposes of our annual incentive compensation plan is equal to 100% of his annual base salary. In the event of a Qualifying Termination, Mr. Protell will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two. In the event of a Qualifying Termination, Mr. Protell will also be entitled to receive continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.
The RSUs granted to Mr. Protell in August 2019 in connection with his promotion to President will vest on the fifth anniversary of the grant date provided that he continues to render services to us through the vesting date. In the event of Mr. Protell’s Qualifying Termination within twelve months following a change in control of Golden, the RSUs will vest in full. In addition, in the event of a Qualifying Termination that occurs outside of the foregoing period, a pro-rated portion of the RSUs will vest based on the duration of the period from the date of grant through the date of termination. In addition, all of the RSUs will vest in the event Mr. Protell’s employment is terminated due to his death or disability.
Under Mr. Arcana’s employment agreement, as amended, Mr. Arcana serves as our Executive Vice President and Chief Operating Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer. Mr. Arcana’s employment agreement, as amended, provides for an annual base salary of $600,000, and Mr. Arcana’s target bonus for purposes of our annual incentive compensation plan is equal to 100% of his annual base salary. In the event of a Qualifying Termination, Mr. Arcana will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two. In the event of a Qualifying Termination, Mr. Arcana will also be entitled to receive continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.
Under Mr. Sartini II’s amended and restated employment agreement, as amended, Mr. Sartini II serves as our Senior Vice President of Distributed Gaming, with such duties and responsibilities as are commensurate with the position, and reports directly to our Executive Vice President and Chief Operating Officer, except in the event of such officer’s incapacity or unavailability, in which case Mr. Sartini II shall report directly to our Chief Executive Officer. Mr. Sartini II’s amended and restated employment agreement, as amended, provides for an annual base salary of $425,000, and Mr. Sartini II’s target bonus for purposes of our annual incentive compensation plan is equal to 65% of his annual base salary. In the event of a Qualifying Termination, Mr. Sartini II will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by 1.25. In the event of a Qualifying Termination, Mr. Sartini II will also be entitled to receive continued health benefits at our expense for a period of 15 months.
The employment agreements generally define “cause” to include: (i) the executive’s commission of a felony, (ii) the executive’s theft or embezzlement of property of Golden or the commission of any similar act involving moral turpitude, (iii) the failure of the executive to substantially perform his material duties and responsibilities, which failure (if curable) is not cured within 30 days after the executive’s receipt of written notice from our Board of Directors, (iv) the executive’s material violation of a significant company policy, which violation (if curable) is not cured within 30 days after the executive’s receipt of written notice from us and which violation has a material adverse effect on Golden or its subsidiaries or affiliates, (v) the failure of the executive to qualify (or thereafter the disqualification of the executive) under any regulatory or licensing requirement of any jurisdiction or regulatory authority to which the executive may be subject by reason of his position with Golden (unless waived by our Board of Directors or the Compensation Committee in its sole discretion or, in the case of Mr. Sartini’s employment agreement only, unless the failure to qualify is in a jurisdiction that Golden has entered into without Mr. Sartini’s prior consent), or (vi) the revocation of a Company gaming license, as a result of any act or omission by the executive, which revocation has an adverse effect on Golden or its subsidiaries or affiliates. The employment agreements generally define “constructive termination” as the occurrence of any of the following events or circumstances: (i) a material adverse change in the executive’s responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships), (ii) a reduction in the executive’s base salary or a material adverse change in the executive’s annual compensation or benefits, (iii) a requirement to relocate in excess of 50 miles from the executive’s then-current place of employment without the executive’s consent, or (iv) the breach by Golden of any material provision of the employment agreement or failure to fulfill any other contractual duties owed to the executive.
Equity Award Acceleration
RSUs granted to our NEOs other than Mr. Haas are eligible for accelerated vesting on the terms described in each executive officer’s respective employment agreement with Golden, if any. RSUs granted to Mr. Haas will be eligible for accelerated vesting in the event of his termination without “cause” following a change in control (with “cause” as defined in the award agreement and the term change in control having the meaning given to such term in the 2015 Plan).
PSUs are excluded from the accelerated vesting terms of the employment agreements with the NEOs. Instead, the accelerated vesting of those awards is governed by the terms of the award agreements. With respect to those executives who are a party to an employment agreement, in the event of the executive officer’s termination without “cause” or resignation in connection with a “constructive termination,” or a termination upon the executive’s death or disability, PSUs will remain eligible to vest based on the actual performance achieved under the terms of the awards, or, if such termination occurs following the end of the two-year performance period, the “performance-adjusted vesting eligible” PSUs will vest on the date of termination. With respect to PSUs granted to Mr. Haas, in the event of his termination without “cause” following a change in control, Mr. Haas will vest in the “performance-adjusted vesting eligible” PSUs on the date of such termination, as determined as of the date of the change in control in accordance with the award agreement (as described below).
In the event of a change in control, the number of “performance-adjusted vesting eligible” PSUs will be determined as of the date of the change in control in accordance with the award agreement (with the performance achievement percentages based on actual performance for any completed year and “target” performance for any incomplete year), and the resulting number of “performance-adjusted vesting eligible” PSUs will vest on the third anniversary of the date of grant (subject to earlier acceleration in the event of a qualifying termination (or, with respect to Mr. Haas, his termination without “cause”), as described above).
If the PSUs are not assumed by the acquirer of Golden in a change in control, the number of “performance-adjusted vesting eligible” PSUs will vest in full immediately prior to the consummation of the change in control transaction. The terms cause, constructive termination and disability have the meanings given to such terms in each executive’s respective employment agreement (or, with respect to Mr. Haas, in the award agreement) and the term change in control has the meaning given to such term in the 2015 Plan.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Mr. Wright (Chair) and Ms. Dozier. Mr. Miodunski served as the Chair of the Compensation Committee until his retirement from our Board of Directors on August 6, 2021. There were no relationships among members of the Compensation Committee, members of our Board of Directors or executive officers of Golden who served during the year ended December 31, 2021 that require disclosure under Item 407(e) of Regulation S-K promulgated under the Exchange Act.
Payments Upon Termination or Change-In-Control
The information below describes and quantifies certain compensation that would have been payable to each NEO if the NEO’s employment had terminated, or a change in control had occurred, on December 31, 2021, given the NEO’s compensation as of such date and, if applicable, based on our closing stock price on December 31, 2021, the last trading day of the year. These benefits are in addition to benefits available generally to salaried employees upon a termination of employment, such as payment of accrued but unpaid base salary, accrued but unpaid annual bonus, and vacation pay and distributions under our 401(k) plan (assuming the executive participated in the plan). The terms of their respective separation arrangements with us are described above in “Executive Employment Agreements and Equity Award Acceleration.” PSUs are excluded from the accelerated vesting terms of the employment agreements with the NEOs. Instead, the accelerated vesting of those awards is governed by the terms of the award agreements, which are described above in “2021 Executive Compensation Decisions — 2021 Long-Term Equity Incentive Awards.”

	Termination by the Company without Cause or by Executive for Good Reason Following a Change in Control	Termination upon Death or Disability	Termination by the Company without Cause or by Executive for Good Reason
Blake L. Sartini
Cash Severance (1)	$6,750,000	$—	$4,500,000
Health Benefits (2)	36,437	—	36,437
Acceleration of Vesting of Equity Awards (3)	72,836,919	72,836,919	72,836,919
Total	$79,623,356	$72,836,919	$77,373,356
Charles H. Protell
Cash Severance (4)	$3,000,000	$—	$3,000,000
Health Benefits (2)	46,823	—	46,823
Acceleration of Vesting of Equity Awards (3)	35,606,319	35,606,319	35,606,319
Total	$38,653,142	$35,606,319	$38,653,142
Stephen A. Arcana
Cash Severance (4)	$2,400,000	$—	$2,400,000
Health Benefits (2)	46,823	—	46,823
Acceleration of Vesting of Equity Awards (3)	29,326,277	29,326,277	29,326,277
Total	$31,773,100	$29,326,277	$31,773,100
Blake L. Sartini II
Cash Severance (4)	$876,563	$—	$876,563
Health Benefits (2)	29,264	—	29,264
Acceleration of Vesting of Equity Awards (3)	15,927,717	15,927,717	15,927,717
Total	$16,833,544	$15,927,717	$16,833,544
Thomas E. Haas
Cash Severance	$—	$—	$—
Health Benefits	—	—	—
Acceleration of Vesting of Equity Awards (5)	1,424,592	—	—
Total	$1,424,592	$—	$—

(1)In the event of a Qualifying Termination on December 31, 2021, Mr. Sartini would have been entitled to receive a lump-sum payment equal to the Severance Multiplier, multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 125% of base salary for 2021). The “Severance Multiplier” in Mr. Sartini’s employment agreement is three for the first three years of the agreement, two and one-half for the next year of the agreement, and two thereafter, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).
(2)For Mr. Sartini, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to (i) his monthly health insurance premium at the date of termination, multiplied by (ii) the amount by which the Severance Multiplier multiplied by 12 exceeds 18. For each of Messrs. Protell and Arcana, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination. For Mr. Sartini II, represents the value of continued health benefits at our expense for a period of 15 months following termination.
(3)For those executives other than Mr. Haas, all of an executive’s time-based stock awards will accelerate in the event of his Qualifying Termination or his termination by reason of death or disability.
Includes the value of the acceleration of the outstanding stock options held by each executive, calculated by multiplying the number of stock options that would have vested by the amount by which the closing price of our common stock on December 31, 2021 ($50.53) exceeded the exercise price per share of such options (ranging from $7.34 to $13.50). Also includes the value of the acceleration of outstanding RSUs held by each executive based on the closing price of our common stock on December 31, 2021 ($50.53) (which vesting, in the case of Mr. Protell’s August 2019 RSU award, is pro-rated based on the duration of the period from the date of grant through the date of termination if such Qualifying Termination does not occur within twelve months following a change in control).

With respect to the PSUs granted in 2020 and 2021, on March 11, 2022, the Compensation Committee certified our results for the 2020 and 2021 PSU awards and determined that 200% of the “target” awards granted to the NEOs were “earned” based on our performance during 2020 and 2021. 2020 and 2021 PSUs will be eligible to vest on March 14, 2023 and March 14, 2024, respectively, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the PSUs were calculated based on performance achievement at 200% of “target” levels.
(4)In the event of a Qualifying Termination on December 31, 2021: each of Messrs. Protell and Arcana would have been entitled to receive a lump-sum payment equal to two multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 100% of base salary for 2021); and Mr. Sartini II would have been entitled to receive a lump-sum payment equal to 1.25 multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 65% of base salary for 2021). The severance provisions in the employment agreements are described above under “Executive Employment Agreements and Equity Award Acceleration.”
(5)In the event of Mr. Haas’ termination without cause following a change in control, all of his outstanding RSUs will vest upon such termination.
With respect to the PSUs granted to Mr. Haas in 2020 and 2021, on March 11, 2022, the Compensation Committee certified our results for the 2020 and 2021 PSU awards and determined that 200% of the “target” awards granted to the NEOs were “earned” based on our performance during 2020 and 2021. 2020 and 2021 PSUs will be eligible to vest on March 14, 2023 and March 14, 2024, respectively, subject to earlier acceleration in the event of Mr. Haas’ termination without cause, as described above. As a result, the values in the table above with respect to the PSUs were calculated based on performance achievement at 200% of “target” levels.
The table includes the value of the acceleration of outstanding RSUs and PSUs held by Mr. Haas that would vest in the event of his termination without cause following a change in control (assuming both the termination and such change in control occurred on December 31, 2021) based on the closing price of our common stock on December 31, 2021 ($50.53).
Chief Executive Officer Pay Ratio
In 2021, the annual total compensation of Mr. Sartini, our Chief Executive Officer, was $8,781,384, as reported in the “2021 Summary Compensation Table.” Based on the methodology described below, we determined that the median employee in terms of total 2021 compensation of all Company employees (including full-time and part-time employees, other than Mr. Sartini) received $34,415 in annual total compensation for 2021. Therefore, the ratio of 2021 total compensation of Mr. Sartini to the median employee was 255 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.
To determine median employee compensation for purposes of our 2021 proxy statement pay ratio disclosure, we performed the following:
•Our employee population as of December 31, 2021 was approximately 6,300 full-time and part-time employees.
•With respect to employees other than Mr. Sartini, we used salary, wages and tips as reported to the Internal Revenue Service on Form W-2 for 2021. We identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation.
•Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. Such approach is also consistent with the calculation of the compensation of our NEOs, as reported in the “2021 Summary Compensation Table.”

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal Two)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall total compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors or the Compensation Committee. We currently conduct a shareholder non-binding advisory vote on executive compensation annually.
As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain superior employees in key positions to enable our Company to succeed in the highly competitive market for talent, while simultaneously aligning actual pay to Company performance and shareholder returns. We intend to provide a competitive target compensation package to our executives, tie a significant portion of pay to performance and utilize programs that align the interests of our executives with those of our shareholders. Our Compensation Committee and our Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and appropriately aligned with our Company performance and the performance of our executives. We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future.
We are asking our shareholders to indicate their support for the advisory approval of Golden’s executive compensation as described in this Proxy Statement. Accordingly, we ask that our shareholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the Company’s executive compensation as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”
While this advisory vote is non-binding, our Board of Directors values the opinions that shareholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.
Shareholder approval, on an advisory basis, of this Proposal Two requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the advisory approval of Golden’s executive compensation as disclosed in this Proxy Statement.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Three)
Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2022. EY has served as our independent registered public accounting firm since 2018.
Shareholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, our Board of Directors is submitting the appointment of EY for shareholder ratification at the Annual Meeting as a matter of good corporate practice. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.
If our shareholders do not ratify the appointment of EY, the Audit Committee may reconsider EY’s appointment, but is not required to do so. Even if the shareholders ratify the appointment of EY at the Annual Meeting, the Audit Committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if they determine that such a change would be in our best interests and the best interests of our shareholders.
Shareholder approval of this Proposal Three requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Non-Audit Fees
The following table summarizes the aggregate fees for professional audit and other services rendered by EY during the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees (1)	$1,592,628	$1,356,000
Audit-Related Fees (2)	167,000	130,000
Tax Fees	191,756	335,950
Total Fees	$1,951,384	$1,821,950

(1)Audit fees consist of fees billed for quarterly reviews and the annual audit of our consolidated financial statements, including annual audit and attestation services required by the State of Maryland. Audit fees for 2021 also include review of documents related to an SEC comment letter and issuance of a consent related to the filing of a registration statement. Audit fees for 2020 also include the issuance of consents, review of documents filed with the SEC and professional services relating to our debt offering.
(2)Audit-related fees consist of fees billed for internal control compliance and other agreed upon procedures.
The Audit Committee has reviewed the fees billed by EY during the year ended December 31, 2021 and, after consideration, has determined that the receipt of these fees by EY is compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with EY and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, including those designed to implement the Sarbanes-Oxley Act of 2002, as well as by the Public Company Accounting Oversight Board.
Pre-Approval of Audit and Non-Audit Services
As provided in the charter of the Audit Committee, and in order to maintain control and oversight over the services provided by our independent registered public accounting firm, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent registered public accounting firm to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee has delegated pre-approval authority for certain matters to the Chair of the Audit Committee, but any decision by the Chair on pre-approval must be reported to the full Audit Committee at its next regularly scheduled meeting. During the years ended December 31, 2021 and 2020, all services were pre-approved in accordance with these procedures.

REPORT OF THE AUDIT COMMITTEE*
The Audit Committee is comprised solely of independent directors, as defined by the Nasdaq Stock Market listing standards, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. In connection with these responsibilities, the Audit Committee has reviewed the audited consolidated financial statements of Golden Entertainment, Inc. for the year ended December 31, 2021 and discussed them with management and Ernst & Young LLP, Golden’s independent registered public accounting firm. Specifically, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Golden.
The Audit Committee, based on the review and discussions described above, recommended to the Board of Directors that the audited consolidated financial statements of Golden Entertainment, Inc. be included in its Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

AUDIT COMMITTEE
Mark A. Lipparelli (Chair)
Ann D. Dozier
Anthony A. Marnell III

*The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Party Transactions
Policy
The Audit Committee is responsible for reviewing and approving any related party and affiliated party transactions to be entered into by Golden or any of its subsidiaries, as provided in the Audit Committee Charter adopted by the Board of Directors of Golden. Pursuant to the Audit Committee Charter, the Audit Committee also reviews and considers any related party and affiliated party transactions that were subject to binding agreements with Golden or any of its subsidiaries existing at the time the counterparty became a related party or affiliated party of Golden, and reviews and approves any subsequent amendments, renewals or extensions of any such agreements. The rules of The Nasdaq Stock Market provide that all related party transactions must be reviewed for conflicts of interest by the Audit Committee. In addition, the Audit Committee (on behalf of the Board) must review and approve any contract or other transaction between Golden and one or more directors of Golden, or between Golden and an organization in or of which one or more directors of Golden are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255. Related party and affiliated party transactions include any proposed transaction in which (i) the amount involved exceeds $120,000, (ii) Golden is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Compensation Committee and are not required to be disclosed in our proxy statements, and transactions where all holders of Golden common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.
Procedure
In addition to our Audit Committee (or Board of Directors) complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the Audit Committee. If a proposed transaction covered by the policy involves a member of the Audit Committee, such member may not participate in the Audit Committee’s deliberations concerning, or vote on, such proposed transaction. In reviewing and considering or approving or disapproving related party transactions and affiliated party transactions, the Audit Committee reviews the material facts of the specified transactions, taking into account, among other factors that it deems appropriate, the relationships of the related parties to Golden, the extent of the related person’s interest in the transaction, and whether the transaction is in the best interests of Golden.
Related Party Transactions
We have historically leased our office headquarters building from a company 33% beneficially owned by Blake L. Sartini, 5% owned by a trust for the benefit of Mr. Sartini’s immediate family members (including Blake L. Sartini II) for which Mr. Sartini serves as trustee, and 3% beneficially owned by Stephen A. Arcana. On May 24, 2021 the building was sold to an independent third party, and therefore as of December 31, 2021, this lease was no longer with a related party. The rent expense for the office headquarters building prior to its sale to an independent third party was $0.5 million for the year ended December 31, 2021. No amount was owed to us and no amount was due and payable by us under this lease arrangement as of December 31, 2021. Additionally, a portion of the office headquarters building was sublet to Sartini Enterprises, Inc., a company controlled by Mr. Sartini. Rental income during the year ended December 31, 2021 for the sublet portion of the office headquarters building was insignificant. No amount was owed to us under such sublease as of December 31, 2021. In addition, we participate in certain cost-sharing arrangements with Sartini Enterprises, Inc. No amount was owed by us under such arrangements as of December 31, 2021 and the amount due and payable by us under such arrangements as of December 31, 2020 was less than $0.1 million.
In November 2018, we entered into a lease agreement for office space in a building adjacent to our office headquarters building to be constructed and owned by a company 33% beneficially owned by Mr. Sartini, 5% owned by a trust for the benefit of Mr. Sartini’s immediate family members (including Blake L. Sartini II) for which Mr. Sartini serves as trustee, and 3% beneficially owned by Mr. Arcana. The lease commenced in August 2020 and expires on December 31, 2030. The rent expense for the space was $0.3 million for the year ended December 31, 2021. Additionally, the lease agreement includes a right of first refusal for additional space on the second floor of the building.
From time to time, our executive officers and employees use a private aircraft leased to Sartini Enterprises, Inc. for Golden business purposes pursuant to aircraft time-sharing, co-user and cost-sharing agreements between us and Sartini Enterprises, Inc., all of which have been approved by the Audit Committee of the Board of Directors. The aircraft time-sharing, co-user and cost-sharing agreements specify the maximum expense reimbursement that Sartini Enterprises, Inc. can charge us under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and the flight crew. Such costs include fuel, landing fees, hangar and tie-down costs away from the aircraft’s operating base, flight planning and weather contract services, crew costs and other related expenses. Our compliance department regularly reviews these reimbursements. We incurred $0.8 million in costs under these arrangements for the year ended December 31, 2021. We owed $0.2 million under these agreements at December 31, 2021. No amount was owed to us under these agreements as of December 31, 2021.
Mr. Sartini’s son, Blake L. Sartini II, serves as our Executive Vice President of Operations. Mr. Sartini II has an employment agreement that was approved by both the Audit Committee and Compensation Committee of the Board of Directors, which was amended and restated in March 2017 and further amended in March 2018. The amended and restated employment agreement, as amended, provides for an annual base salary of $425,000. Additionally, Mr. Sartini II is eligible for a target annual bonus equal to 65% of his base salary, and earned a bonus of $552,500 under our 2021 Annual Incentive Program. In addition, Mr. Sartini II earned an additional cash bonus of $1,000,000 for 2021. Mr. Sartini II also participates in our equity award and benefit programs. In March 2021 and 2022, Mr. Sartini II received RSUs for 12,824 shares and 8,410 shares, respectively (which each vest over three years in equal installments), and PSUs for a “target” number of 12,823 shares and 8,409 shares, respectively, of which between 0%-200% of such target number of shares may be “earned” based on the percentage attainment of the same performance criteria established under our annual incentive program for 2021 and 2022, respectively, and with the number of “earned” shares further subject to time-based vesting on the third anniversary of grant. On March 11, 2022, the Compensation Committee certified our results for the 2021 PSU awards and determined that 200% of the “target” awards granted to the NEOs were “earned” based on our performance during 2021. As a result, Mr. Sartini II will be eligible to vest in 25,646 shares on March 14, 2024.

PROPOSALS OF SHAREHOLDERS
Shareholder Proposals for Inclusion in Golden’s 2023 Proxy Statement. Shareholders of Golden may submit proposals on matters appropriate for shareholder action at meetings of our shareholders, including nominations of any person for election to our Board of Directors, in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible to include a shareholder proposal in our proxy statement for the 2023 annual meeting of shareholders, proposals must satisfy the conditions established by the SEC for shareholder proposals to be included in a proxy statement and must be received by Golden on or before December 15, 2022 (being the 120th day prior to the anniversary of the mailing date of the proxy statement for our Annual Meeting), unless the date of the 2023 annual meeting of shareholders is changed by more than 30 days from the anniversary of our Annual Meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Golden’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.
Shareholder Proposals for Presentation at Golden’s 2023 Annual Meeting. If a shareholder wishes to present a proposal at our 2023 annual meeting of shareholders without including the proposal in our proxy statement relating to that meeting, including nominations of any person for election to our Board of Directors, our Seventh Amended and Restated Bylaws provide that the shareholder must (i) be a beneficial owner both at the time of the proposal and at the time of the meeting, (ii) provide timely notice of the proposal in writing and (ii) otherwise comply with all applicable requirements of our Seventh Amended and Restated Bylaws and of the Exchange Act. To be timely, such shareholder’s notice must be received by Golden no later than February 25, 2023 (being the 90th day prior to the anniversary of our Annual Meeting). However, if the date of the 2023 annual meeting is advanced or delayed by more than 30 days from the anniversary of the Annual Meeting, notice by the shareholder must be received no later than the later of (i) the 90th day prior to the 2023 annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the 2023 annual meeting was first made. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118. To be eligible for consideration at the 2023 annual meeting of shareholders, a proposal must comply with the timely notice, content and other requirements specified in our Bylaws. Also, if the shareholder fails to give timely and proper notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

OTHER MATTERS
Delivery of Proxy Materials to Households
SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.
Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.
You may also obtain a separate annual report, proxy statement or any notice of internet availability of proxy materials without charge by sending a written request to Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Investor Relations, or by calling us at (702) 893-7777. We will promptly send additional copies of the annual report or proxy statement or any notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.
Solicitation
We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 annual meeting of shareholders. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.
Other Business
The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
GOLDEN ENTERTAINMENT, INC.

Blake L. Sartini
Chairman of the Board and Chief Executive Officer
April 13, 2022

Golden Entertainment, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 01, 2022

TIME: Thursday, May 26, 2022 4:00 PM, Pacific Time
PLACE: Annual Meeting will be held virtually via live webcast
Please visit www.proxydocs.com/GDEN for more details

This proxy is being solicited on behalf of the Management

The undersigned hereby appoints Blake L. Sartini and Charles H. Protell (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Golden Entertainment, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Golden Entertainment, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

MANAGEMENT RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			MANAGEMENT RECOMMENDS
1.	To elect the following six director nominees to hold office until our next annual meeting of shareholders or until their successors have been elected and qualified:	FOR	WITHHOLD		
	1.01 Blake L. Sartini	☐	☐		FOR
	1.02 Andy H. Chien	☐	☐		FOR
	1.03 Ann D. Dozier	☐	☐		FOR
	1.04 Mark A. Lipparelli	☐	☐		FOR
	1.05 Anthony A. Marnell III	☐	☐		FOR
	1.06 Terrence L. Wright	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement (the "Say on Pay Proposal");	☐	☐	☐	FOR
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022; and	☐	☐	☐	FOR
4.	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.